Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

CRANE HOLDINGS, CO.

and

CRANE COMPANY

Dated as of [•]

i

SCHEDULES

Schedule 1.1(9)	Assumed Debt
Schedule 1.1(26)(iii)	Specified Crane Company Contracts
Schedule 1.1(29)	Crane Company Financing Arrangements
Schedule 1.1(33)(viii)	Specified Crane Company Liabilities
Schedule 2.2(a)	Crane Holdings Transferred Entities

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Intellectual Property Matters Agreement
Exhibit C	Form of Tax Matters Agreement
Exhibit D	Form of Transition Services Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of [•], 2023, by and between Crane Holdings, Co., a Delaware corporation (“Crane Holdings, Co.,” prior to the Distribution (as defined below), and “Crane NXT, Co.,” following the Distribution), and Crane Company, a Delaware corporation and a wholly-owned subsidiary of Crane Holdings, Co. (“Crane Company”) (each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, Crane Holdings, Co., acting through its direct and indirect Subsidiaries (as defined below), currently conducts a number of businesses, including the P&M Technologies Business (as defined below);

WHEREAS, the Board of Directors of Crane Holdings, Co. (the “Crane Holdings, Co. Board”) has determined that it is advisable and in the best interests of Crane Holdings, Co. and its stockholders to separate Crane Holdings, Co. into two separate, independent, publicly-traded companies: (i) one comprising the P&M Technologies Business, which shall be continue to be owned and conducted, directly or indirectly, by Crane Holdings, Co. (which such entity will be renamed “Crane NXT, Co.” following the Distribution), and (ii) one comprising the Other Businesses (as defined below), which shall be owned and conducted, directly or indirectly, by Crane Company, all of the common stock of which is intended to be distributed to Crane Holdings, Co. stockholders;

WHEREAS, in furtherance of the foregoing, the Crane Holdings, Co. Board has determined that it is advisable and in the best interests of Crane Holdings, Co. and its stockholders: (i) for Crane Holdings, Co. and its Subsidiaries to be reorganized such that (A) Crane Holdings, Co. and/or one or more other members of the Crane NXT Group (as defined below) will own all of the Crane NXT Assets (as defined below) and assume (or retain) all of the Crane NXT Liabilities (as defined below), and (B) Crane Company and/or one or more other members of the Crane Company Group (as defined below) will own all of the Crane Company Assets (as defined below) and assume (or retain) all of the Crane Company Liabilities (as defined below) (the transactions described in clauses (A) and (B) being referred to herein as the “Separation”); and (ii) thereafter, on the Distribution Date (as defined below), for Crane Holdings, Co. to distribute to the holders of issued and outstanding shares of common stock, par value $1.00, of Crane Holdings, Co. (the “Crane Holdings, Co. Common Stock”) as of the Record Date (as defined below) on a pro rata basis all of the issued and outstanding shares of common stock, par value $1.00, of Crane Company (the “Crane Company Common Stock”) (the transactions described in this clause (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Distribution”);

WHEREAS, Crane Holdings, Co. and Crane Company have determined that it is necessary and desirable, at or prior to the Effective Time (as defined below), to allocate, transfer or assign the Crane Company Assets and Crane Company Liabilities to the Crane Company Group, and to allocate, transfer or assign the Crane NXT Assets and Crane NXT Liabilities to the Crane NXT Group;

WHEREAS, in connection with the Distribution, (i) Crane Company will enter into the Crane Company Financing Arrangements (as defined below), and (ii) following the Contribution, Crane Company shall distribute the Crane Company Special Cash Amount (as defined below) to Crane Holdings, Co. (the “Crane Company Special Cash Amount Distribution”);

WHEREAS, the Parties intend that the Distribution, together with the Contribution and certain other related transactions, will qualify as a “reorganization” within the meaning of section 368(a)(1)(D) of Internal Revenue Code of 1986, as amended (the “Code”), and that the Distribution will qualify as a distribution described in section 355 of the Code, and the Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the relationship of Crane Company and Crane NXT, Co. and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “AAA” has the meaning assigned to such term in Section 8.2.

(2) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having common stockholders or one or more directors in common. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

(3) “Agent” means the distribution agent appointed by Crane Holdings, Co. to distribute to the stockholders of Crane Holdings, Co. all of the outstanding shares of Crane Company Common Stock pursuant to the Distribution.

(4) “Agreement” has the meaning assigned to such term in the Preamble hereto.

(5) “Agreement Dispute” has the meaning assigned to such term in Section 8.1(a).

(6) “Amended Financial Reports” has the meaning assigned to such term in Section 5.2(b).

(7) “Ancillary Agreements” means all of the written Contracts, instruments, assignments or other arrangements (other than this Agreement) entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation (including the Contribution), the Crane Company Special Cash Amount Distribution, the Distribution or the other transactions contemplated herein, including the Employee Matters Agreement, the Tax Matters Agreement, the Intellectual Property Matters Agreement and the Transition Services Agreement.

(8) “Assets” means, with respect to any Person, the assets, properties, interests, claims, rights, remedies and recourse (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of such Person, including the following:

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, rights-of-way, leases, subleases, licenses or other occupancy agreements, whether as fee owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, licensor, lessee, sublessee, licensee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals and materials and analyses prepared by consultants and other Third Parties;

(ix) all Intellectual Property;

(x) all Software;

(xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiii) all claims, rights, remedies and recourse against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xiv) all claims, rights, remedies and recourse under insurance policies and all rights in the nature of insurance, indemnification, reimbursement and contribution;

(xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(xvi) all cash and Cash Equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xvii) all interest rate, currency, commodity and other swap, collar, cap and other hedging and similar Contracts and arrangements.

For the avoidance of doubt, the term “Assets” shall not include any Tax Asset, the allocation of which shall be governed exclusively by the Tax Matters Agreement.

(9) “Assumed Debt” means the obligations of Crane Holdings, Co. as set forth on Schedule 1.1(9) to be assumed by Crane Company.

(10) “Audited Party” has the meaning assigned to such term in Section 5.2(a)(ii).

(11) “Business” means the Other Businesses and/or the P&M Technologies Business, as the context requires.

(12) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or Stamford, Connecticut.

(13) “Business Entity” means any corporation, partnership, trust, limited liability company, joint venture or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States) other than a natural person.

(14) “Cash Equivalents” means checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds, commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of Indebtedness issued or guaranteed by any Governmental Authority, minus the amount of any outbound checks, plus the amount of any deposits in transit.

(15) “Claims Administration” means the administration of claims made under the Third-Party Shared Policies, including the reporting of claims to the unaffiliated, Third-Party insurance carriers that issued the Third-Party Shared Policies, management and defense of such claims, negotiating the resolution of such claims and providing for appropriate releases upon settlement of such claims.

(16) “Code” has the meaning assigned to such term in the Recitals hereto.

(17) “Confidential Information” means business, operations or other information, data or materials concerning a Party and/or its Affiliates which, prior to or following the Effective Time, has been disclosed by a Party or its Affiliates to, or otherwise has come into the possession of, the other Party or any of its Affiliates (collectively, the “Recipient”), including pursuant to the access provisions of Section 7.1 or Section 7.2 or any other provision of this Agreement or any Ancillary Agreement, in each case, whether in written, oral (including by recording), electronic or visual form (except to the extent that such information can be shown to have been (i) in the public domain (x) at the time of such disclosure or coming into possession or (y) after such time through no action or fault of the Recipient (but, for the avoidance of doubt, only after and to the extent that such information is in the public domain) or (ii) lawfully acquired from a Third Party by such Recipient; provided, however, that, in the case of clause (ii), to the Recipient’s knowledge, such Third Party did not provide such information in breach of any confidentiality, legal or fiduciary obligations).

(18) “Consents” means any consents, waivers, amendments, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from or approvals from, or notification requirements to, any Third Parties, including any Third Party to a Contract and any Governmental Authority.

(19) “Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(20) “Contribution” means the transfer, by way of capital contribution, of certain Assets by Crane Holdings, Co. to Crane Company in connection with the Separation in accordance with the Internal Reorganization Step Plan.

(21) “Crane Company” has the meaning assigned to such term in the Preamble hereto.

(22) “Crane Company Accounts” has the meaning assigned to such term in Section 2.4(a).

(23) “Crane Company Assets” means only the following Assets (without duplication):

(i) the ownership interests (to the extent held by Crane Holdings, Co., Crane Company or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Crane Company Group;

(ii) all Crane Company Contracts, and any rights or claims (whether accrued or contingent) of Crane Holdings, Co., Crane NXT, Co., Crane Company or any of their respective Affiliates arising thereunder;

(iii) all Assets owned, leased or held by Crane Holdings, Co., Crane Company or any of their respective Affiliates immediately prior to the Effective Time that are used primarily or held for use primarily in any of the Other Businesses, including inventory, accounts receivable, goodwill and all Assets reflected on the Crane Company Balance Sheet, or the accounting records supporting such balance sheet and any Assets acquired by or for the Other Businesses subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any disposition of any of the foregoing Assets subsequent to the date of such balance sheet;

(iv) subject to Article IX, any and all rights of any member of the Crane Company Group under any Third-Party Shared Policies to the extent related to any of the Other Businesses;

(v) all Crane Company Accounts, and, subject to the provisions of Section 2.4, all cash, Cash Equivalents and securities on deposit in such accounts immediately prior to the Effective Time, after giving effect to any withdrawal by, or other distribution of cash to, Crane Holdings, Co. or any member of the Crane NXT Group which may occur at or prior to the Effective Time; and

(vi) any collateral securing any Crane Company Liability immediately prior to the Effective Time.

Notwithstanding the foregoing, the Crane Company Assets shall in no event include any Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Assets to be retained by, transferred or assigned to any member of the Crane NXT Group, including Assets leased, owned or held by Crane Holdings, Co., Crane Company or any of their respective Affiliates immediately prior to the Effective Time that are used primarily or held for use primarily in the P&M Technologies Business.

(24) “Crane Company Balance Sheet” means the balance sheet of the Other Businesses, as of September 30, 2022, that is included in the Information Statement; provided, however, that, to the extent any Assets or Liabilities are Transferred by any Party or any member of its Group to Crane Company or any member of the Crane Company Group (or vice versa) in connection with the Separation (including the Contribution) and Internal Reorganization and prior to the Distribution Date, such Assets and/or Liabilities shall be deemed to be included or excluded from the Crane Company Balance Sheet, as the case may be.

(25) “Crane Company Common Stock” has the meaning assigned to such term in the Recitals hereto.

(26) “Crane Company Contracts” means the following Contracts to which any Party or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, and any rights or claims (whether accrued or contingent) of such Persons arising thereunder, except for any such Contract or part thereof that is expressly contemplated not to be transferred or assigned by any member of the Crane NXT Group to a member of the Crane Company Group pursuant to any provision of this Agreement or any Ancillary Agreement:

(i) any Contract that relates primarily to any of the Other Businesses;

(ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by or Transferred to, any member of the Crane Company Group; and

(iii) the Contracts listed or described on Schedule 1.1(26)(iii).

(27) “Crane Company Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority or holders of any securities of any member of the Crane Company Group, in each case, on or after the Distribution Date by or on behalf of any member of the Crane Company Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(28) “Crane Company Employee” has the meaning assigned to such term in the Employee Matters Agreement.

(29) “Crane Company Financing Arrangements” means the financing arrangements described on Schedule 1.1(29).

(30) “Crane Company GL Policies” has the meaning assigned to such term in Section 9.1.

(31) “Crane Company Group” means, collectively (i) Crane Company and each Person that is a direct or indirect Subsidiary (or minority investment) of Crane Company as of immediately prior to the Effective Time (but after giving effect to the Internal Reorganization and the Crane Company Special Cash Amount Distribution), and (ii) each Person that is or becomes a direct or indirect Subsidiary (or minority investment) of Crane Company after the Effective Time.

(32) “Crane Company Indemnified Parties” has the meaning assigned to such term in Section 6.2.

(33) “Crane Company Liabilities” means all of the following Liabilities of either Party or any of its Subsidiaries:

(i) any and all Liabilities expressly assumed or retained by the Crane Company Group pursuant to this Agreement or any Ancillary Agreement, including any Liabilities of any member of the Crane Company Group under this Agreement or any Ancillary Agreement;

(ii) any and all Liabilities of Crane Holdings, Co., Crane NXT, Co., Crane Company or any of their respective Affiliates to the extent primarily relating to, arising out of or resulting from:

(A) the operation or conduct of any of the Other Businesses, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent primarily relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Crane Holdings, Co., Crane NXT, Co., Crane Company or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to any of the Other Businesses);

(B) the operation or conduct of any business conducted by any member of the Crane Company Group at any time after the Effective Time (including any Liability to the extent primarily relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Crane Company or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to any of the Other Businesses); or

(C) any Crane Company Assets (including, but not limited to, any Environmental Liabilities to the extent primarily relating to, arising out of or resulting from any Crane Company Assets), whether arising prior to, on or after the Effective Time;

(iii) any and all Liabilities (including under applicable federal and state securities Laws) primarily relating to, arising out of or resulting from any Crane Company Disclosure;

(iv) any and all Liabilities primarily relating to, arising out of or resulting from (A) the Crane Company Financing Arrangements or (B) any other Indebtedness of any member of the Crane Company Group and, in each case, any and all fees, costs and expenses, including legal fees and costs, associated therewith or with the raising or incurrence thereof (whether incurred prior to, on or after the Effective Time);

(v) for the avoidance of doubt, and without limiting any other matters that may constitute Crane Company Liabilities, any and all Liabilities relating to, arising out of or resulting from any Proceedings primarily related to any of the Other Businesses or any Crane Company Asset (except to the extent relating to, arising out of or resulting from the P&M Technologies Business, the Crane NXT Assets or any other Crane NXT Liabilities);

(vi) all Liabilities reflected as Liabilities or obligations on the Crane Company Balance Sheet or on the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Crane Company Balance Sheet; it being understood that (A) the Crane Company Balance Sheet and the accounting records supporting such balance sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Crane Company Liabilities pursuant to this subclause (vi); and (B) the amounts set forth on the Crane Company Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Crane Company Liabilities pursuant to this subclause (vi);

(vii) any and all accounts payable primarily related to, arising out of or resulting from the Other Businesses; and

(viii) the Liabilities set forth on Schedule 1.1(33)(viii).

Notwithstanding the foregoing, the Crane Company Liabilities shall in no event include any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Crane NXT Group, or for which any member of the Crane NXT Group is liable pursuant to this Agreement or such Ancillary Agreement.

(34) “Crane Company Special Cash Amount” means $[•], or such other amount as Crane Company and Crane Holdings, Co. may agree prior to the Distribution, which, for the avoidance of doubt, may be $0, but may not be less than zero.

(35) “Crane Company Special Cash Amount Distribution” has the meaning assigned to such term in the Recitals hereto.

(36) “Crane Holdings, Co.” or “Crane NXT, Co.” has the meaning assigned to such term in the Preamble hereto.

(37) “Crane Holdings, Co. Board” has the meaning assigned to such term in the Recitals hereto.

(38) “Crane Holdings, Co. Common Stock” has the meaning assigned to such term in the Recitals hereto.

(39) “Crane Holdings LCs” has the meaning assigned to such term in Section 2.11(d).

(40) “Crane Holdings Transferred Entities” has the meaning assigned to such term in Section 2.2(a).

(41) “Crane NXT Accounts” has the meaning assigned to such term in Section 2.4(a).

(42) “Crane NXT Assets” means (without duplication):

(i) the ownership interests (to the extent held by Crane Holdings, Co., Crane Company or any of their respective Affiliates immediately prior to the Effective Time) in each member of the Crane NXT Group;

(ii) all Contracts to which Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.), Crane Company or any of their respective Affiliates is a party or by which it or its Affiliates or any of their respective Assets is bound and any rights or claims (whether accrued or contingent) of Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.), Crane Company or any of their respective Affiliates arising thereunder, in each case, other than the Crane Company Contracts;

(iii) subject to Article IX, any and all rights of any member of the Crane NXT Group under any Third-Party Shared Policies to the extent related to the P&M Technologies Business;

(iv) all Crane NXT Accounts, and, subject to the provisions of Section 2.4, all cash, Cash Equivalents and securities on deposit in such accounts immediately prior to the Effective Time;

(v) any collateral securing any Crane NXT Liability immediately prior to the Effective Time; and

(vi) any and all other Assets of the Parties or their respective Subsidiaries as of the Effective Time that are not Crane Company Assets.

(43) “Crane NXT, Co. Employee” has the meaning assigned to such term in the Employee Matters Agreement.

(44) “Crane NXT Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority or holders of any securities of any member of the Crane NXT Group, in each case, on or after the Distribution Date by or on behalf of any member of the Crane NXT Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(45) “Crane NXT GL Policies” has the meaning assigned to such term in Section 9.1.

(46) “Crane NXT Group” means, collectively, (i) Crane NXT, Co. and each Person that is a direct or indirect Subsidiary (or minority investment) of Crane NXT, Co. immediately following the Distribution (and after giving effect to the Internal Reorganization) and (ii) each other Person that is or becomes a direct or indirect Subsidiary (or minority investment) of Crane NXT, Co. after the Effective Time, in each case, other than the members of the Crane Company Group.

(47) “Crane NXT Indemnified Parties” has the meaning assigned to such term in Section 6.3.

(48) “Crane NXT Liabilities” means all of the following Liabilities of either Party or any of its Subsidiaries:

(i) any and all Liabilities expressly assumed or retained by the Crane NXT Group pursuant to this Agreement or any Ancillary Agreement, including any Liabilities of any member of the Crane NXT Group under this Agreement or any Ancillary Agreement;

(ii) any and all Liabilities of Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.), Crane Company or any of their respective Affiliates, to the extent primarily relating to, arising out of or resulting from:

(A) the operation or conduct of the P&M Technologies Business, as conducted at any time prior to, on or after the Effective Time (including any Liability to the extent primarily relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.), Crane Company or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the P&M Technologies Business);

(B) the operation or conduct of any business conducted by any member of the Crane NXT Group at any time after the Effective Time (including any Liability to the extent primarily relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of Crane NXT, Co. or any of its Affiliates after the Effective Time (whether or not such act or failure to act is or was within such Person’s authority) with respect to the P&M Technologies Business); or

(C) any Crane NXT Assets (including, but not limited to, any Environmental Liabilities to the extent primarily relating to, arising out of or resulting from any Crane NXT Assets), whether arising prior to, on or after the Effective Time;

(iii) any and all Liabilities primarily relating to, arising out of or resulting from any discontinued or divested businesses or operations of Crane Holdings, Co. and its Subsidiaries (except (A) as otherwise assumed by the Crane Company Group pursuant to any Ancillary Agreement, or (B) Liabilities related to a Crane Company Asset);

(iv) any and all Liabilities (including under applicable federal and state securities Laws) primarily relating to, arising out of or resulting from: (A) the Distribution Disclosure Documents; (B) any Pre-Separation Disclosure; and (C) any Crane NXT Disclosure;

(v) any and all Liabilities primarily relating to, arising out of or resulting from any Indebtedness of any member of the Crane NXT Group (whether incurred prior to, on or after the Effective Time), other than any Indebtedness primarily relating to the Crane Company Financing Arrangements, and any and all fees, costs and expenses, including legal fees and costs, associated therewith or with the raising or incurrence thereof;

(vi) for the avoidance of doubt, and without limiting any other matters that may constitute Crane NXT Liabilities, any and all Liabilities relating to, arising out of or resulting from any Proceedings primarily related to the P&M Technologies Business or any Crane NXT Asset (except to the extent relating to, arising out of or resulting from any of the Other Businesses, the Crane Company Assets or any other Crane Company Liabilities);

(vii) any and all accounts payable primarily related to or arising out of the P&M Technologies Business; and

(viii) any and all other Liabilities of the Parties or their respective Subsidiaries as of the Effective Time that are not Crane Company Liabilities.

Notwithstanding the foregoing, the Crane NXT Liabilities shall in no event include any Liabilities (including Liabilities under Crane Company Contracts and Crane Company Liabilities) that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be retained or assumed by any member of the Crane Company Group, including any Liabilities set forth on Schedule 1.1(33)(viii), or for which any member of the Crane Company Group is liable pursuant to this Agreement or such Ancillary Agreement.

(49) “Delaware Courts” has the meaning assigned to such term in Section 8.8.

(50) “Delayed Transfer Asset or Liability” has the meaning assigned to such term in Section 2.6(b).

(51) “Disclosing Party” has the meaning assigned to such term in Section 10.26.

(52) “Dispute Notice” has the meaning assigned to such term in Section 8.1(a).

(53) “Distribution” has the meaning assigned to such term in the Recitals hereto.

(54) “Distribution Date” means April 3, 2023, or such other date as may be determined by the Crane Holdings, Co. Board in its sole discretion as the date of the consummation of the Distribution.

(55) “Distribution Disclosure Documents” means the Registration Statement and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Crane Company’s employee benefit plans, in each case as filed or furnished by Crane Company with the SEC in connection with the Distribution.

(56) “Effective Time” means the time at which the Distribution is effective on the Distribution Date.

(57) “Employee Matters Agreement” means the employee matters agreement by and between Crane Holdings, Co. and Crane Company, substantially in the form attached as Exhibit A hereto.

(58) “Environmental Law” means all Laws, including all judicial and administrative orders and consent agreements or decrees, relating to pollution, the protection, restoration or remediation of, or prevention of harm to, the environment or natural resources, or the protection of human health and safety, including Laws relating to: (i) the exposure to, or presence, release or threatened release of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, release, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements in respect of Hazardous Substances.

(59) “Environmental Liabilities” means any Liabilities relating to, arising out of or resulting from any Environmental Law or Contract relating to the environment, Hazardous Substances or exposure to Hazardous Substances, including (i) fines, penalties, judgments, awards, settlements, losses, expenses and disbursements, (ii) costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) and (iii) responsibility for any investigation, response, reporting, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages and any other environmental compliance or remedial measures, in each case, whether known or unknown or foreseen or unforeseen.

(60) “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(61) “Final Determination” has the meaning set forth in the Tax Matters Agreement.

(62) “GL Policies” has the meaning assigned to such term in Section 9.1.

(63) “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents or substitutions to be obtained from, any Governmental Authority.

(64) “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

(65) “Group” means the Crane NXT Group and/or the Crane Company Group, as the context requires.

(66) “Guaranty Release” has the meaning assigned to such term in Section 2.11(b).

(67) “Hazardous Substances” means any and all materials, wastes, chemicals or substances (or combination thereof) that are listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect, or for which liability can be imposed, under Environmental Law, including any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.

(68) “Indebtedness” means, with respect to any Person, (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds or other instruments, (ii) obligations as lessee under financing leases, (iii) obligations secured by any Security Interest of any kind existing on any Asset owned or held by such Person, whether or not such Person has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement or other hedging agreement, (v) accounts payable, (vi) reimbursement obligations with respect to surety and performance bonds or letters of credit and (vii) obligations under direct or indirect guarantees of (including obligations, contingent or otherwise, to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), (v) and (vi) above.

(69) “Indemnifiable Loss” means any and all deficiencies, Liabilities, judgments, settlements, claims, payments, interest, costs and expenses (including reasonable costs and expenses of any and all Proceedings and assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder). For the avoidance of doubt, “Indemnifiable Loss” shall not include any Taxes, the liability and indemnification for which is governed by the Tax Matters Agreement.

(70) “Indemnified Party” or “Indemnified Parties” has the meaning assigned to such term in Section 6.3.

(71) “Indemnifying Party” means Crane Company, for any indemnification obligation arising under Section 6.3, and Crane NXT, Co., for any indemnification obligation arising under Section 6.2.

(72) “Indemnity Payment” has the meaning assigned to such term in Section 6.8(a).

(73) “Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including confidential or non-public information (including non-public financial information), proprietary information, studies, reports, Records, accountants’ work papers, Contracts, instruments, surveys, discoveries, ideas, concepts, processes, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, methodologies, prototypes, samples, flow charts, data, computer data, information contained in disks, diskettes, tapes, computer programs or other Software, marketing plans, customer data, communications by or to attorneys (including attorney work product), memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other technical, financial, legal, employee or business information or data.

(74) “Information Statement” means the information statement of Crane Company, included as Exhibit 99.1 to the Registration Statement, to be made available to holders of Crane Holdings, Co. Common Stock in connection with the Distribution, including any amendments or supplements thereto.

(75) “Insurance Administration” means, with respect to each Third-Party Shared Policy: (i) the accounting for premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of such Third-Party Shared Policy; (ii) the reporting to the relevant Third-Party insurer that issues such Third-Party Shared Policy of any losses or claims which may be covered by such Third-Party Shared Policy; and (iii) the distribution of Insurance Proceeds related to such Third-Party Shared Policy, subject to the terms of Article IX.

(76) “Insurance Proceeds” means those monies (i) received by an insured from an unaffiliated Third-Party insurer under any Third-Party Shared Policy or (ii) paid by such Third-Party insurer on behalf of an insured under any Third-Party Shared Policy, in either case net of any applicable premium adjustment, retrospectively rated premium, deductible, retention or cost of reserve paid or held by or for the benefit of such insured, and any costs incurred in collecting such monies.

(77) “Insured Claim” means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Third-Party Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility, exhaustion of limits or retrospectively rated premium adjustments.

(78) “Intellectual Property” means all intellectual property, industrial property and similar proprietary rights of every kind and description throughout the world, whether registered or unregistered, including such rights in and to United States and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, trade names, domain names (and social media account names and handles) and uniform resource locators and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (ii) patents and patent applications (and any patents issued thereon), and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, certificates of registration, design registrations or patents and similar rights; (iii) rights in inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) all copyrights and copyrightable subject matter (whether published or unpublished); (v) trade secrets (including trade secrets as defined in the Uniform Trade Secrets Act and under corresponding foreign Law), proprietary rights in Information and rights to limit the use or disclosure of any of the foregoing by any Person; (vi) rights in computer programs (whether in source code, object code or other form), algorithms, databases, application programming interfaces, compilations and data, technology supporting the foregoing and all documentation (including flowcharts and other logic and design diagrams), specifications, and user manuals and training materials related to any of the foregoing (collectively, “Software”); (vii) moral rights and rights of attribution and integrity; (viii) internet protocol addresses; (ix) rights of publicity and privacy and rights to personal information; (x) all rights in the foregoing and in other similar intangible assets; (xi) all applications and registrations for the foregoing; and (xii) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

(79) “Intellectual Property Matters Agreement” means the intellectual property matters agreement by and between Crane Holdings, Co. and Crane Company, substantially in the form attached as Exhibit B hereto.

(80) “Intergroup Indebtedness” means any receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the Crane NXT Group, on the one hand, and a member of the Crane Company Group, on the other hand, as of the Distribution; provided, however, that “Intergroup Indebtedness” shall not include (a) any Assumed Debt or (b) any accounts payable or contingent Liabilities arising pursuant to (i) any intercompany agreement that will survive the Separation and the Distribution, (ii) the Ancillary Agreements, (iii) any agreements with respect to continuing transactions between Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.) and Crane Company and (iv) any other agreements entered into in the ordinary course of business at or following the Distribution.

(81) “Internal Control Audit and Management Assessments” has the meaning assigned to such term in Section 5.2(a)(i).

(82) “Internal Reorganization” means all of the transactions, other than the Distribution, described in the Internal Reorganization Step Plan.

(83) “Internal Reorganization Step Plan” means the step plan, dated as of January 13, 2023, as it may be amended by Crane Holdings, Co. from time to time prior to the Distribution.

(84) “Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

(85) “Liabilities” means all debts, liabilities, obligations, responsibilities, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising under or in connection with any Law (including any Environmental Law), or other pronouncements of Governmental Authorities constituting a Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any Contract or guarantee, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express covenant or warranty, strict liability, criminal or civil statute or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of Third-Party administrators and costs related thereto or to the investigation or defense thereof. For the avoidance of doubt, “Liabilities” shall not include Liabilities for Taxes, the allocation of which shall be governed exclusively by the Tax Matters Agreement.

(86) “Liable Party” has the meaning assigned to such term in Section 2.10(b).

(87) “linked” has the meaning assigned to such term in Section 2.4(a).

(88) “Mediation Notice” has the meaning assigned to such term in Section 8.2.

(89) “NYSE” means the New York Stock Exchange, or a comparable public market.

(90) “Other Businesses” means (i) any and all businesses and operations of Crane Holdings, Co. or any of its Subsidiaries (including the members of the Crane Company Group and the members of the Crane NXT Group) as conducted immediately prior to the Distribution (including the Aerospace & Electronics business, the Process Flow Technologies business and the Engineered Materials business), other than the P&M Technologies Business and (ii) the business and operations of Business Entities acquired or established by or for any member of the Crane Company Group after the Effective Time; provided that the Other Businesses shall not include any business or operations related to the P&M Technologies Business, which is being retained by Crane Holdings, Co.

(91) “Other Party’s Auditors” has the meaning assigned to such term in Section 5.2(a)(i).

(92) “P&M Technologies Business” means (i) the business, activities and operations of Crane Holdings, Co. or any of its Subsidiaries (including the members of the Crane Company Group and the members of the Crane NXT Group) of the Payment & Merchandising Technologies segment (as more fully described in the Registration Statement) conducted at any time prior to the Effective Time by Crane Holdings, Co. or Crane Company or any of their current or former Affiliates or divisions and (ii) the businesses and operations of Business Entities acquired or established by or for any member of the Crane NXT Group after the Effective Time.

(93) “Party” or “Parties” has the meaning assigned to such term in the Preamble hereto.

(94) “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

(95) “Pre-Separation Disclosure” mean any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that Crane Holdings, Co., Crane Company or any of their respective Affiliates filed with or furnished to the SEC, any other Governmental Authority or holders of any securities of Crane Holdings, Co. or any of its Affiliates, in each case, prior to the Effective Time and in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(96) “Proceeding” means any claim, charge, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding or investigation of any kind by or before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

(97) “Receiving Party” has the meaning assigned to such term in Section 10.26.

(98) “Recipient” has the meaning assigned to such term in Section 1.1(17).

(99) “Record Date” means March 23, 2023, or such other date as may be determined by the Crane Holdings, Co. Board in its sole discretion as the record date for the Distribution.

(100) “Records” means all books, records and other documents, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

(101) “Registration Statement” means the Registration Statement on Form 10 of Crane Company (which includes the Information Statement) relating to the registration under the Exchange Act of Crane Company Common Stock, including all amendments or supplements thereto.

(102) “Rules” has the meaning assigned to such term in Section 8.3.

(103) “SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

(104) “Security Interest” means any mortgage, security interest, pledge (including a negative pledge), lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(105) “Separation” has the meaning assigned to such term in the Recitals hereto.

(106) “Shared Contract” means any Contract of any member of the Crane Company Group or Crane NXT Group that, as of the Effective Time, relates in any material respect to both the P&M Technologies Business, on the one hand, and any of the Other Businesses, on the other hand, in respect of rights or performance obligations for periods of time after the Effective Time.

(107) “Shared Contractual Liabilities” means Liabilities in respect of Shared Contracts.

(108) “Software” has the meaning assigned to such term in the definition of Intellectual Property.

(109) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(110) “Tax” or “Taxes” has the meaning assigned to such term in the Tax Matters Agreement.

(111) “Tax Contest” has the meaning assigned to such term in the Tax Matters Agreement.

(112) “Tax Matters Agreement” means the tax matters agreement by and between Crane Holdings, Co. and Crane Company, substantially in the form attached as Exhibit C hereto.

(113) “Tax Return” has the meaning assigned to such term in the Tax Matters Agreement.

(114) “Taxing Authority” has the meaning set forth in the Tax Matters Agreement.

(115) “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(116) “Third-Party Claim” has the meaning assigned to such term in Section 6.4(a).

(117) “Third-Party Shared Policy” means all policies, excluding those identified in Sections 9.2 and 9.3, whether or not in force at the Effective Time, issued by unaffiliated Third-Party insurers to Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.), Crane Company or any of their respective Affiliates, which cover insured events, including any accident, illness, disease, occurrence or offense, taking place or insured claims made prior to the Effective Time and relating to the Other Businesses.

(118) “Tolling Period” has the meaning assigned to such term in Section 8.1(b).

(119) “Transfer” (including the term “Transferred”) has the meaning assigned to such term in Section 2.2(a).

(120) “Transfer Documents” means, collectively, the various Contracts and other documents entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Internal Reorganization and the Internal Reorganization Step Plan) or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as Crane Holdings, Co. shall determine in its sole discretion.

(121) “Transition Services Agreement” means the transition services agreement by and between Crane Holdings, Co. and Crane Company, substantially in the form attached as Exhibit D hereto.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of a Party to such committee. Unless the context otherwise requires:

(a) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(b) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(c) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(d) references in this Agreement to any time shall be to Stamford, Connecticut time unless otherwise expressly provided herein; and

(e) to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement or any Ancillary Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein.

Section 1.3 Effective Time. This Agreement shall be effective as of the Effective Time.

Section 1.4 Other Matters. As described in more detail in, but subject to the terms and conditions of, Section 10.1 and Section 10.2, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement and the Transition Services Agreement will govern Crane NXT, Co.’s and Crane Company’s respective rights, responsibilities and obligations after the Distribution with respect to the matters set forth in such Ancillary Agreements, except as expressly set forth in this Agreement or any other Ancillary Agreement.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, including Section 4.2 through Section 4.4, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof. It is the intent of the Parties that, prior to consummation of the Distribution, Crane Holdings, Co., Crane Company and their respective Subsidiaries and minority investments shall be reorganized, to the extent necessary, such that, immediately following the consummation of such reorganization (including pursuant to the Internal Reorganization), subject to Section 2.6 and the provisions of any Ancillary Agreement, (i) all of Crane Holdings, Co.’s and its Affiliates’ right, title and interest in and to the Crane Company Assets will be owned or held by a member or members of the Crane Company Group, the Other Businesses will be conducted by the members of the Crane Company Group and the Crane Company Liabilities will be assumed, directly or indirectly (or retained), by a member of the Crane Company Group; and (ii) all of Crane Holdings, Co.’s and its Affiliates’ right, title and interest in and to the Crane NXT Assets will be owned or held by a member or members of the Crane NXT Group, the P&M Technologies Business will be conducted by the members of the Crane NXT Group and the Crane NXT Liabilities will be assumed, directly or indirectly (or retained), by a member of the Crane NXT Group. Further, it is the intent of the Parties that the direct assumption by Crane Company of Crane Company Liabilities is made in connection with the Separation, including the transfer of the Crane Company Assets to Crane Company.

Section 2.2 The Separation. At or prior to the Effective Time, to the extent not already completed and subject to the terms of the Ancillary Agreements:

(a) Crane Holdings, Co. shall and hereby does, on behalf of itself and the other members of the Crane NXT Group, as applicable, contribute, assign, transfer, distribute, convey and deliver, or cause to be contributed, assigned, transferred, distributed, conveyed and delivered (“Transfer”), to Crane Company or another member of the Crane Company Group, and Crane Company or such member of the Crane Company Group shall and hereby does accept from Crane Holdings, Co. and the applicable members of the Crane NXT Group, all of Crane Holdings, Co.’s and the other members’ of the Crane NXT Group’s respective direct or indirect rights, title and interest in and to the Crane Company Assets, including the outstanding shares of capital stock or other equity interests in the entities listed on Schedule 2.2(a) (such entities, the “Crane Holdings Transferred Entities”) (it being understood that if any Crane Company Asset shall be held by a Subsidiary of a Crane Holdings Transferred Entity, such Crane Company Asset shall be Transferred for all purposes hereunder as a result of the Transfer of the equity interests in such Crane Holdings Transferred Entity to Crane Company or another member of the Crane Company Group);

(b) Crane Company shall and hereby does, on behalf of itself and the other members of the Crane Company Group, as applicable, Transfer to Crane Holdings, Co. or another member of the Crane NXT Group, and Crane Holdings, Co. or such member of the Crane NXT Group shall and hereby does accept from Crane Company and the applicable members of the Crane Company Group, all of Crane Company’s and the other members’ of the Crane Company Group’s respective direct or indirect rights, title and interest in and to the Crane NXT Assets held by Crane Company or a member of the Crane Company Group; and

(c) (i) Crane Holdings, Co. shall, or shall cause another member of the Crane NXT Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the Crane NXT Liabilities and (ii) Crane Company shall, or shall cause another member of the Crane Company Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all the Crane Company Liabilities, in each case regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Crane NXT Group or the Crane Company Group, as the case may be, or any of their past or present respective directors, officers, employees or agents, (D) which entity is named in any Proceeding associated with any such Liability and (E) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.

Section 2.3 Settlement of Intergroup Indebtedness. Each of Crane Holdings, Co. or any other member of the Crane NXT Group, on the one hand, and Crane Company or any other member of the Crane Company Group, on the other hand, will, repay, defease, capitalize, cancel, forgive, discharge, extinguish, assign, discontinue or otherwise cause to be satisfied, with respect to the applicable member of the other Group, as the case may be, all Intergroup Indebtedness owed by a member of the other Group on or prior to the Distribution, except as otherwise agreed to in good faith by the Parties in writing on or prior to the Distribution, it being understood and agreed by the Parties that the foregoing shall be subject to Section 2.11.

Section 2.4 Bank Accounts; Cash Balances.

(a) The Parties agree to take, or cause the members of their respective Groups to take, at the Effective Time (or such earlier time as Crane Holdings, Co. may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Crane Company or any other member of the Crane Company Group (the “Crane Company Accounts”) so that such Crane Company Accounts, if currently linked whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to (“linked”) to any bank or brokerage account owned by Crane Holdings, Co. or any other member of the Crane NXT Group (the “Crane NXT Accounts”), are de-linked from the Crane NXT Accounts. From and after the Effective Time, no Crane NXT, Co. Employee shall have any authority to access or control any Crane Company Account, except as may be provided for through the Transition Services Agreement.

(b) The Parties agree to take, or cause the members of their respective Groups to take, at the Effective Time (or such earlier time as Crane Holdings, Co. may determine), all actions necessary to amend all Contracts governing the Crane NXT Accounts so that such Crane NXT Accounts, if currently linked to a Crane Company Account, are de-linked from the Crane Company Accounts. From and after the Effective Time, no Crane Company Employee shall have any authority to access or control any Crane NXT Account, except as may be provided for through the Transition Services Agreement.

(c) The Parties intend that, following consummation of the actions contemplated by Section 2.4(a) and Section 2.4(b), there will continue to be in place a centralized cash management system pursuant to which the Crane Company Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Crane Company Group.

(d) The Parties intend that, following consummation of the actions contemplated by Section 2.4(a) and Section 2.4(b), there will continue to be in place a centralized cash management system pursuant to which the Crane NXT Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the Crane NXT Group.

(e) With respect to any outstanding checks issued by Crane Holdings, Co., Crane Company or any of their respective Subsidiaries immediately prior to the Effective Time, such outstanding checks shall be honored following the Effective Time by the member of the applicable Group owning the account on which the check is drawn.

(f) As between the Parties and the members of their respective Groups, all payments and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group) shall be held by such first Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such first Party of any such payment or reimbursement, such first Party shall pay over, or shall cause the applicable member of its Group to pay over, to the other Party the amount of such payment or reimbursement without right of set-off.

(g) All cash or Cash Equivalents held by any member of the Crane Company Group as of the Distribution shall be a Crane Company Asset and all cash or Cash Equivalents held by any member of the Crane NXT Group as of the Distribution shall be a Crane NXT Asset.

Section 2.5 Limitation of Liability; Termination of Agreements.

(a) Except as otherwise expressly provided in this Agreement, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of each other Party’s Group in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) Except as provided in Section 2.3, Section 2.11 or as set forth in subsection (c) below, no Party or any member of such Party’s Group shall have any Liability to the other Party or any member of such other Party’s Group relating to, arising out of or resulting from any Contract or course of dealing, whether or not in writing, entered into or existing at or prior to the Effective Time, and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts or course of dealings between it or any members in its Group, on the one hand, and the other Party or any members of its Group, on the other hand, effective as of immediately prior to the Effective Time, and any such Liability, whether or not in writing, is hereby irrevocably cancelled, released and waived effective as of the Effective Time. No such terminated Contract or course of dealing (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to effect the foregoing.

(c) The provisions of Section 2.5(b) shall not apply to any of the following Contracts or course of dealings (or to any of the provisions thereof):

(1) this Agreement, the Ancillary Agreements, the Transfer Documents and any Contract entered into in connection herewith or therewith or in order to consummate the transactions contemplated hereby or thereby;

(2) any Contracts or course of dealings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, course of dealings or understandings constitute Crane NXT Assets, Crane Company Assets, Crane NXT Liabilities or Crane Company Liabilities, such Contracts, course of dealings or understandings shall be assigned or retained pursuant to this Article II); and

(3) any Contracts, commitments or understandings to which any non-wholly-owned Subsidiary of Crane Holdings, Co. or Crane Company is a party.

(d) If any Contract or course of dealing is terminated pursuant to Section 2.5(b) which is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Effective Time, then, at the request of such affected Party made within twelve (12) months following the Effective Time, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract or course of dealing should continue following the Effective Time; provided, however, that any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract or course of dealing.

Section 2.6 Delayed Transfer of Assets or Liabilities.

(a) To the extent that any Transfers or assumptions contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall cooperate to effect such Transfers or assumptions as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require or constitute the Transfer of any Assets (or the provision of use or benefit thereof) or the assumption of any Liabilities which by their terms or operation of Law cannot (or is not permitted to) be so Transferred or assumed (or for which such use or benefit cannot or is not permitted to be so provided); provided, however, that the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all Assets and assumption of all Liabilities contemplated to be Transferred or assumed pursuant to this Article II.

(b) In the event that any such Transfer of Assets or assumption of Liabilities has not been consummated as of the Effective Time (any such Asset or Liability, a “Delayed Transfer Asset or Liability”), then, from and after the Effective Time, (i) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (ii) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Delayed Transfer Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Delayed Transfer Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the relevant member of the Crane NXT Group or the Crane Company Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, each applicable Party shall be deemed to have acquired complete and sole beneficial ownership over all of such Delayed Transfer Asset or Liability, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement.

(c) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of transfer of any Delayed Transfer Asset or Liability pursuant to this Section 2.6, are obtained or satisfied, the Transfer or novation of the applicable Delayed Transfer Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions.

(d) The Party (or relevant member of its Group) retaining any Delayed Transfer Asset or Liability shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Delayed Transfer Asset or Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Delayed Transfer Asset or Liability, as the case may be.

(e) If either Party determines that it (or any member of its Group) owns any Asset that was allocated by the terms of this Agreement to be Transferred to the other Party at the Effective Time or that is agreed by such Party and the other Party in their good faith judgment to be an Asset that more properly belongs to the other Party or an Asset that such other Party or Subsidiary was intended to have the right to continue to use, then the Party owning such Asset shall as applicable (i) Transfer any such Asset to the Party (or relevant member of its Group) identified as the appropriate transferee and following such Transfer, such Asset shall be a Crane Company Asset or Crane NXT Asset, as the case may be, or (ii) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to and consistent with this Agreement, including with respect to assumption of associated Liabilities. In connection with such Transfer, the receiving Party shall assume all Liabilities related to such Asset.

(f) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party authorizes the other Party (or any member of its Group) to receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party (or any member of its Group), the receiving Party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.6. The provisions of this Section 2.6(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other Party (or any member of its Group) to accept service of process on its (or its members’) behalf, and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

(g) For the avoidance of doubt, nothing in this Section 2.6 shall apply to Shared Contracts, which shall be governed by Section 2.8.

(h) Each of Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) and Crane Company shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes any Delayed Transfer Asset or Liability inuring to its respective Business as an Asset owned by, and/or a Liability of, as applicable, the transferee of such Asset or Liability, or the members of such Party’s Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).

Section 2.7 Transfer Documents. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, at or prior to the Effective Time, or after the Effective Time with respect to Section 2.6, by the appropriate entities, the Transfer Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the transfer of real property with quit claim deeds, as may be appropriate.

Section 2.8 Shared Contracts.

(a) With respect to Shared Contractual Liabilities relating to, arising out of or resulting from a given Shared Contract, such Shared Contractual Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, between the Parties as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party or its Group, the Party or Group receiving such benefit shall be responsible for such Liability;

(ii) second, if a Liability cannot be exclusively allocated to one Party or its Group under clause (i) above, such Liability shall be allocated between both Parties and their respective Groups based on the relative proportions of total benefit received (over the remaining term of the Shared Contract, measured starting as of the date of allocation) under the relevant Shared Contract. Notwithstanding the foregoing, each Party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such Party’s or Group’s breach of the relevant Shared Contract.

(b) Except as otherwise expressly contemplated in this Agreement or an Ancillary Agreement, if Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) or any member of the Crane NXT Group, on the one hand, or Crane Company or any member of the Crane Company Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other Party or its Group, Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.), on the one hand, or Crane Company, on the other hand, as applicable, will use its respective commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, Transfer or otherwise afford such benefit or payment to the other Party.

(c) Each of Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) and Crane Company shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).

Section 2.9 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, each of the Parties shall reasonably cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, each Party shall reasonably cooperate with the other Party, from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with any Governmental Authority, and to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Distribution Date, Crane Holdings, Co. and Crane Company, in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each approve or ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of Crane Holdings, Co. or Subsidiary of Crane Company, as applicable, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 2.10 Novation of Liabilities; Consents.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign all obligations under Contracts or other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such other Party as provided in this Agreement, or to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the other Party or a member of such other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such other Party or member of such other Party’s Group thereunder from and after the Effective Time; provided, however, that the other Party shall not be obligated to extend, renew or otherwise cause such Contract or other obligation to remain in effect beyond the term in effect as of the Effective Time. The Liable Party shall indemnify and defend the other Party and the members of such other Party’s Group against any and all Liabilities arising in connection therewith; provided, however, that the Liable Party shall have no obligation to indemnify the other Party or any member of such other Party’s Group with respect to any matter to the extent that such other Party has engaged in any knowing violation of Law or fraud in connection therewith. The other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such Contract shall otherwise become assignable or able to be novated, the other Party shall promptly assign, or cause to be assigned, all rights, obligations and other Liabilities thereunder of any member of such other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and obligations and other Liabilities.

Section 2.11 Guarantees and Letters of Credit.

(a) Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) shall (with the commercially reasonable cooperation of Crane Company and the other members of the Crane Company Group) use its commercially reasonable efforts, if so requested by Crane Company, to have any member of the Crane Company Group removed as guarantor of, or obligor for, any Crane NXT Liability to the extent that they relate to any Crane NXT Liability.

(b) Crane Company shall (with the commercially reasonable cooperation of Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) and the other members of the Crane NXT Group) use its commercially reasonable efforts, if so requested by Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.), to have any member of the Crane NXT Group removed as guarantor of, or obligor for, any Crane Company Liability to the extent that they relate to any Crane Company Liability (each of the releases referred to in clauses (a) and (b) of this Section 2.11, a “Guaranty Release”).

(c) If Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) or Crane Company is unable to obtain, or to cause to be obtained, any removal of any guarantee or other obligation as set forth in clauses (a) and (b) of this Section 2.11, (i) the relevant beneficiary of such guarantee or obligation shall indemnify and defend the guarantor or obligor for any Indemnifiable Loss relating to, arising out of or resulting from such guarantee or other obligation (in accordance with the provisions of Article VI) and shall, or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Crane NXT, Co. and Crane Company shall not renew or extend the term of, increase its obligations under or transfer to a Third Party any loan, Contract or other obligation for which the other Party is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, that with respect to leases, in the event a Guaranty Release is not obtained and such first Party wishes to extend the term of such guaranteed lease, then such first Party shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(d) Crane Holdings, Co. and Crane Company shall cooperate, and Crane Company shall use commercially reasonable efforts, to replace all letters of credit issued by Crane Holdings, Co. or other members of the Crane NXT Group on behalf of or in favor of any member of the Crane Company Group or the Other Businesses (the “Crane Holdings LCs”) as promptly as practicable with letters of credit from Crane Company or a member of the Crane Company Group as of the Effective Time. With respect to any Crane Holdings LCs that remain outstanding after the Effective Time, (i) Crane Company shall, and shall cause the applicable members of the Crane Company Group to, indemnify and defend the Crane NXT Indemnified Party for any Liabilities relating to, arising out of or resulting from such letters of credit, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Crane Holdings LCs in accordance with the terms thereof and (ii) without the prior written consent of Crane NXT, Co., Crane Company shall not, and shall not permit any member of the Crane Company Group to, enter into, renew or extend the term of, increase its obligations under or transfer to a Third Party any loan, guarantee, Contract or other obligation in connection with which Crane NXT, Co. or any member of the Crane NXT Group has issued any letters of credit which remain outstanding. Neither Crane NXT, Co. nor any member of the Crane NXT Group will have any obligation to renew any letters of credit issued on behalf of or in favor of any member of the Crane Company Group or the Other Businesses after the expiration of any such letter of credit.

Section 2.12 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

(a) EACH OF CRANE HOLDINGS, CO. (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE CRANE NXT GROUP) AND CRANE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE CRANE COMPANY GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR ANY TRANSFER DOCUMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, ANY TRANSFER DOCUMENT, OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, ASSIGNED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NO INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY TRANSFER DOCUMENT OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A

QUITCLAIM) AND THE RESPECTIVE TRANSFEREES SHALL BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

(b) Each of Crane Holdings, Co. (on behalf of itself and each member of the Crane NXT Group) and Crane Company (on behalf of itself and each member of the Crane Company Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Crane Holdings, Co. or any member of the Crane NXT Group, on the one hand, and Crane Company or any member of the Crane Company Group, on the other hand, are jointly or severally liable for any Crane NXT Liability or any Crane Company Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Crane Holdings, Co. hereby waives compliance by itself and each and every member of the Crane NXT Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Crane NXT Assets to Crane Holdings, Co. or any member of the Crane NXT Group.

(d) Crane Company hereby waives compliance by itself and each and every member of the Crane Company Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the Crane Company Assets to Crane Company or any member of the Crane Company Group.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 Separation; Contribution. The Parties agree to take, or cause the members of their respective Groups to take, prior to the Distribution, all actions necessary, subject to the terms of this Agreement, to effectuate the Separation and the Crane Company Special Cash Amount Distribution as set forth in Article II and Article IV.

Section 3.2 Certificate of Incorporation; Bylaws. At or prior to the Effective Time, all necessary actions shall be taken to adopt the form of amended and restated certificate of incorporation and amended and restated bylaws filed by Crane Company with the SEC as exhibits to the Registration Statement.

Section 3.3 Directors and Officers. At or prior to the Effective Time, Crane Holdings, Co. shall take all necessary action to cause the directors and officers of Crane Company to consist of the individuals who are identified in the Registration Statement (including the Information Statement) at the Effective Time as being directors and officers, respectively, of Crane Company and such other officers of Crane Company as may be deemed advisable by the Crane Holdings, Co. Board in its sole discretion.

Section 3.4 Resignations.

(a) Subject to Section 3.4(b), at or prior to the Effective Time, (i) Crane Holdings, Co. shall cause all its employees and any employees of its Affiliates who will not become a Crane Company Employee immediately following the Effective Time to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Crane Company Group in which they serve and (ii) Crane Company shall cause all Crane Company Employees to resign, effective as of the Effective Time, from all positions as officers or directors of any member of the Crane NXT Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.5 Ancillary Agreements. At or prior to the Effective Time, Crane Holdings, Co. and Crane Company shall enter into, and, if applicable, shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

Section 3.6 Crane Company Financing Arrangements; Cash Transfer. As described in the Internal Reorganization Step Plan, on or prior to the Distribution Date, as applicable, (i) Crane Company shall enter into the Crane Company Financing Arrangements, on such terms and conditions as reasonably agreed to by Crane Holdings, Co. (including the minimum amount that shall be borrowed pursuant to the Crane Company Financing Arrangements on or prior to the Distribution Date and the interest rates for such borrowings), (ii) Crane Company shall effect the Crane Company Special Cash Amount Distribution and (iii) Crane Company shall assume the Assumed Debt. Crane Holdings, Co. and Crane Company shall each participate in the preparation of all materials and presentations as may be reasonably necessary or reasonably advisable to secure funding pursuant to the Crane Company Financing Arrangements, including rating agency presentations, lender presentations and confidential information memoranda.

ARTICLE IV

THE CONTRIBUTION AND DISTRIBUTION

Section 4.1 The Contribution and Distribution. Subject to the satisfaction or waiver of the conditions, covenants and other terms set forth in this Agreement and the Ancillary Agreements, on or prior to the Distribution Date, in connection with the Separation and pursuant to the Internal Reorganization Step Plan, including the Transfer of the Crane Company Assets to Crane Company in the Separation and Contribution, Crane Company shall (i) issue to Crane Holdings, Co., as partial consideration for the Contribution, such number of shares of Crane Company Common Stock (or Crane Holdings, Co. and Crane Company shall take or cause to be taken such other appropriate actions to ensure that Crane Holdings, Co. has the requisite number of shares of Crane Company Common Stock) as may be requested by Crane Holdings, Co. after consultation with Crane Company in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by Crane Holdings, Co.) all of the issued and outstanding shares of Crane Company Common Stock, (ii) enter into the Crane Company Financing Arrangements and (iii) following the consummation of the Crane Company Financing Arrangements, distribute, assign, transfer, convey and deliver the Crane Company Special Cash Amount, if any, to Crane Holdings, Co. pursuant to the Crane Company Special Cash Amount Distribution. Subject to the conditions and other terms in this Article IV, Crane Holdings, Co. will cause the Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Crane Company Common Stock to book-entry accounts for each holder of Crane Holdings, Co. Common Stock or designated transferee or transferees of such holder of Crane Holdings, Co. Common Stock. For stockholders of Crane Holdings, Co. who own Crane Holdings, Co. Common Stock through a broker or other nominee, their shares of Crane Company Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of Crane Holdings, Co. Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of Crane Company Common Stock such stockholder is entitled to in the Distribution.

Section 4.2 Actions in Connection with Distribution.

(a) Crane Company shall file such amendments and supplements to the Registration Statement as Crane Holdings, Co. may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Registration Statement and Information Statement as may be required by the SEC or federal, state or foreign securities Laws. Crane Holdings, Co. shall cause the Information Statement included in the Registration Statement to be delivered to the holders of Crane Holdings, Co. Common Stock, at such time on or prior to the Distribution Date as Crane Holdings, Co. shall determine (or, alternatively, Crane Holdings, Co. shall make available the Registration Statement, including the Information Statement, to the holders of Crane Holdings, Co. Common Stock and cause to be mailed to the holders of Crane Holdings, Co. Common Stock a notice of internet availability of the Registration Statement and post such notice on its website, in each case in compliance with Rule 14a-16 promulgated by the SEC pursuant to the Exchange Act, as such rule may be amended from time to time), as well as any other information concerning Crane Company, the Other Businesses, operations and management, the Separation and such other matters as Crane Holdings, Co. shall reasonably determine are necessary and as may be required by Law.

(b) Crane Company shall also prepare, file with the SEC and cause to become effective any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from Crane Holdings, Co., Crane Company shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that Crane Holdings, Co. determines is necessary or desirable to effectuate the Distribution, and Crane Holdings, Co. and Crane Company shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Promptly after receiving a request from Crane Holdings, Co., to the extent not already approved, Crane Company shall prepare and file, and shall use commercially reasonable efforts to have approved, an application for the original listing on the NYSE of the Crane Company Common Stock to be distributed in the Distribution, subject to official notice of distribution. To the extent not already given, Crane Holdings, Co. shall give the NYSE notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(d) Nothing in this Section 4.2 shall be deemed, by itself, to create a Liability of Crane Holdings, Co. for any portion of the Registration Statement.

Section 4.3 Sole Discretion of Crane Holdings. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Crane Holdings, Co. shall, in its sole and absolute discretion, determine the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Crane Holdings, Co. may, in accordance with Section 10.10, at any time prior to the Distribution Date and from time to time until the completion of the Distribution, decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. None of Crane Company, any other member of the Crane Company Group, any Crane Company Employee or any Third Party shall have any right or claim to require the consummation of the Separation or the Distribution, each of which shall be effected at the sole discretion of the Crane Holdings, Co. Board.

Section 4.4 Conditions.

(a) Subject to Section 4.3, the following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by Crane Holdings, Co. in its sole discretion):

(i) the Registration Statement shall have become effective under Section 12(d) of the Exchange Act, with no stop order suspending the effectiveness of the Registration Statement in effect, and no Proceedings for that purpose will be pending before, or threatened by, the SEC;

(ii) Crane Holdings, Co. shall have mailed the Information Statement (and such other information concerning Crane Company, the Distribution and such other matters as the Parties shall determine and as may otherwise be required by Law) to the holders of Crane Holdings, Co. Common Stock as of the Record Date or shall have caused to be mailed the notice of internet availability of the Information Statement to the holders of Crane Holdings, Co. Common Stock as of the Record Date as contemplated by Section 4.2(a);

(iii) the Crane Company Common Stock to be delivered to the Crane Holdings, Co. stockholders in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(iv) Crane Holdings, Co. shall have obtained an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Crane Holdings, Co., in form and substance satisfactory to Crane Holdings, Co. (in its sole discretion), substantially to the effect that, among other things, the Distribution, together with certain related transactions, will qualify under sections 368(a)(1)(D) and 355 of the Code as a transaction that is generally tax-free for U.S. federal income tax purposes other than: (A) intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to section 1502 of the Code; (B) any gain recognized pursuant to section 357(c); and (C) gain recognized by reason of the last sentence of section 361(b)(3);

(v) the Parties shall have taken all other actions and filings necessary or appropriate under the applicable securities or “blue sky” Laws of states or other political subdivisions of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution;

(vi) no order, injunction or decree issued by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no other Law or other legal restraint or prohibition shall have been adopted or be effective preventing the consummation of the Separation (including the Contribution), the Distribution or any of the related transactions contemplated herein;

(vii) the Internal Reorganization shall have been effectuated in accordance with the Internal Reorganization Step Plan in all material respects, including the execution of all such instruments, assignments, documents and other agreements necessary to effect the Internal Reorganization;

(viii) the Crane Holdings, Co. Board shall have declared the Distribution and finally approved all related transactions (and such declaration or approval shall not have been withdrawn);

(ix) no other events or developments shall exist or shall have occurred or failed to occur that, in the judgment of the Crane Holdings, Co. Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation (including the Contribution), the Distribution or the transactions contemplated by this Agreement;

(x) any material required Governmental Approvals necessary to consummate the Distribution and the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and be in full force and effect;

(xi) the amended and restated certificate of incorporation and amended and restated bylaws of Crane Company shall have been adopted by Crane Company and forms of such amended and restated certificate of incorporation and amended and restated bylaws of Crane Company shall have been filed with the SEC as exhibits to the Registration Statement; and

(xii) each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto, and shall remain in full force and effect.

(b) The conditions set forth in this Section 4.4 are for the sole benefit of Crane Holdings, Co. and shall not give rise to or create any duty on the part of Crane Holdings, Co. or the Crane Holdings, Co. Board to waive or not waive any such condition. Any determination made by Crane Holdings, Co. prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.4 shall be conclusive and binding on the Parties. The satisfaction of the conditions set forth in this Section 4.4 will not create any obligation on the part of Crane Holdings, Co. to any other Person to effect any of the Distribution, the Separation or the transactions contemplated by this Agreement or in any way limit Crane Holdings, Co.’s right to terminate this Agreement as set forth in Section 10.10.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1 [INTENTIONALLY OMITTED.]

Section 5.2 Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.

(a) Each Party agrees that during the period ending on December 31, 2024, with respect to clause (i) and clause (ii) below (and with the consent of the other applicable Party, which consent shall not be unreasonably withheld, conditioned or delayed, during any period of time after December 31, 2024, reasonably requested by such requesting Party so long as there is a reasonable business purpose for such request) and, in any event, solely with respect to the preparation and audit of each Party’s financial statements for any of the years ended December 31, 2023, 2022 and 2021, the printing, filing and public dissemination of such financial statements, the audit of each Party’s internal control over financial reporting related to such financial statements and such Party’s management’s assessment thereof and each Party’s management’s assessment of such Party’s disclosure controls and procedures related to such financial statements:

(i) Annual Financial Statements. Each Party shall use its commercially reasonable efforts to provide to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing and public dissemination of its annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, (a) its auditor’s audit report of its internal control over financial reporting and (b) management’s assessment thereof in accordance with section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party will use its commercially reasonable efforts to provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Party’s auditors (such other Party’s auditors, collectively, the “Other Party’s Auditors”) with respect to information to be included or contained in such other Party’s annual financial statements and to permit the Other Party’s Auditors and the other Party’s management to complete their respective auditor’s report on Internal Control Audit and Management Assessments, to the extent applicable to such Party.

(ii) Access to Personnel and Records. Each audited Party (each such Party with respect to its own audit, the “Audited Party”) shall authorize, and use its commercially reasonable efforts to cause, its auditors to make available to the Other Party’s Auditors both the personnel who performed or are performing the annual audits of such Audited Party and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party’s expected auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall use its commercially reasonable efforts to make available to the Other Party’s Auditors and management its personnel and Records in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Party’s Auditors and other Parties’ management are able to perform the procedures they consider necessary to conduct their respective Internal Control Audit and Management Assessments.

(b) Amended Financial Reports. In the event a Party restates any of its financial statements that include such Party’s audited or unaudited financial statements with respect to any balance sheet date or period of operation between (and inclusive of) January 1, 2018 and December 31, 2023, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will use commercially reasonable efforts to cooperate with, and permit and make any necessary employees available to, the other Party and the Other Party’s Auditors, in connection with the other Party’s preparation of any Amended Financial Reports.

(c) Financials; Outside Auditors. If any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts to (i) provide such audited financial statements or other information to the first Party and (ii) cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the requesting Party’s Exchange Act filings.

(d) Third-Party Agreements. Nothing in this Section 5.2 shall require any Party to violate any Contract with any Third Party regarding the confidentiality of confidential and proprietary information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 5.2 to disclose any such information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s consent to the disclosure of such information. The Parties also acknowledge that the Other Party’s Auditors are subject to contractual, legal, professional and regulatory requirements with which such auditors are responsible for complying.

Section 5.3 Retention of Records. Except (a) as provided in any Ancillary Agreement, (b) when a longer retention period is otherwise required by applicable Law or (c) as agreed to in writing by the Parties, Crane NXT, Co. and Crane Company shall, and shall cause the other members of their respective Groups, to use commercially reasonable efforts to retain all Records relating to the P&M Technologies Business and the Other Businesses, as applicable, in accordance with their respective regular records retention policies and procedures, until the latest of: (i) the maximum amount of time required under each Party’s records retention policies and procedures, (ii) the date on which such Records are no longer required to be retained pursuant to any “litigation hold” issued by Crane NXT, Co. or any member of its Group prior to the Distribution and communicated to Crane Company in writing at least thirty (30) days prior to the Distribution, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Proceeding arising after the Distribution Date, to the extent that any member of a Group in possession of such Records has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Proceeding, the concluding date of any such “litigation hold” and (v) the concluding date of any period during which the destruction of such Records would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Authority which is known to any member of the Group in possession of such Records at the time any retention obligation with regard to such Records would otherwise expire. Each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to, use commercially reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Records without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (and, for the avoidance of doubt, commercially reasonable efforts shall include issuing a “litigation hold”).

Section 5.4 No Restrictions on Corporate Opportunities.

(a) In the event that Crane NXT, Co. or any other member of its Group, or any director or officer of Crane NXT, Co. or any other member of its Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Crane NXT, Co. or any other member of its Group and Crane Company or any other member of its Group, neither Crane NXT, Co. nor any other member of its Group, nor any director or officer of Crane NXT, Co. or any other member of its Group, shall have any duty to communicate or present such corporate opportunity to Crane Company or any other member of the Crane Company Group and shall not be liable to Crane Company or any other member of the Crane Company Group or to Crane Company’s stockholders for breach of any fiduciary duty as a stockholder of Crane Company or an officer or director thereof by reason of the fact that Crane NXT, Co. or any other member of its Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to Crane Company or any other member of the Crane Company Group.

(b) In the event that Crane Company or any other member of the Crane Company Group, or any director or officer of Crane Company or any other member of the Crane Company Group, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Crane NXT, Co. or any other member of its Group and Crane Company or any other member of the Crane Company Group, neither Crane Company nor any other member of the Crane Company Group, nor any director or officer of Crane Company or any other member of the Crane Company Group, shall have any duty to communicate or present such corporate opportunity to Crane NXT, Co. or any other member of its Group and shall not be liable to Crane NXT, Co. or any other member of its Group or to Crane NXT, Co.’s stockholders for breach of any fiduciary duty as a stockholder of Crane NXT, Co. or an officer or director thereof by reason of the fact that Crane Company or any other member of the Crane Company Group pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to Crane NXT, Co. or any other member of its Group.

(c) For the purposes of this Section 5.4, “corporate opportunities” of Crane Company or any other member of the Crane Company Group shall include business opportunities that are, by their nature, in a line of business of Crane Company or any other member of the Crane Company Group, including any of the Other Businesses, are of practical advantage to them and are ones in which Crane Company or any other member of the Crane Company Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Crane NXT, Co. or any other member of its Group or any of their officers or directors will be brought into conflict with that of Crane Company or any other member of the Crane Company Group, and “corporate opportunities” of Crane NXT, Co. or any other member of its Group shall include business opportunities that are, by their nature, in a line of business of Crane NXT, Co. or any other member of its Group, including the P&M Technologies Business, are of practical advantage to them and are ones in which Crane NXT, Co. or any other member of its Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Crane Company or any other member of the Crane Company Group or any of their officers or directors will be brought into conflict with that of Crane NXT, Co. or any other member of its Group.

ARTICLE VI

SURVIVAL AND INDEMNIFICATION; MUTUAL RELEASES

Section 6.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(c), (ii) as may otherwise be provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Crane NXT Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of (and conditioned upon the occurrence of) the Distribution, Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) does hereby, for itself and each other member of the Crane NXT Group and their respective successors and assigns, and, to the extent Crane Holdings, Co. legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of Crane Holdings, Co. or any other member of the Crane NXT Group (in each case, in their respective capacities as such), remise, release and forever discharge Crane Company and each member of the Crane Company Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) shall not, and shall not permit any other member of the Crane NXT Group to, make any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the Crane Company Group with respect to any Liabilities released pursuant to this Section 6.1(a).

(b) Except (i) as provided in Section 6.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Crane Company Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of (and conditioned upon the occurrence of) the Distribution, Crane Company does hereby, for itself and each other member of the Crane Company Group and their respective successors and assigns, and, to the extent Crane Company legally may, all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of Crane Company or any other member of the Crane Company Group (in each case, in their respective capacities as such), remise, release and forever discharge Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) and each member of the Crane NXT Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, including for fraud, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. Crane Company shall not, and shall not permit any other member of the Crane Company Group to, make any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the Crane NXT Group with respect to any Liabilities released pursuant to this Section 6.1(b).

(c) Nothing contained in Sections 6.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any arrangement that is not to terminate as of the Distribution. Nothing contained in Sections 6.1(a) or (b) shall release any Party from:

(i) any Liability provided in or resulting from any agreement among any member of the Crane NXT Group and any member of the Crane Company Group that is not to terminate as of the Distribution, or any other Liability that is not to terminate as of the Distribution;

(ii) any Liability provided in or resulting from any Contract that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of claims brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the applicable Ancillary Agreement;

(iv) any Liability with respect to any Intergroup Indebtedness that survive the Effective Time;

(v) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other liability of any member of any Group under, this Agreement or any Ancillary Agreement; or

(vi) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (vi).

In addition, nothing contained in Section 6.1(a) shall release any member of the Crane NXT Group from honoring its existing obligations to indemnify any director, officer or employee of Crane Company who was a director, officer or employee of Crane Holdings, Co. or any of its Affiliates at or prior to the Effective Time, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Effective Time; it being understood that if the underlying obligation giving rise to such Proceedings is a Crane Company Liability, Crane Company shall indemnify Crane NXT, Co. for such Liability (including Crane NXT, Co.’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(d) At any time, at the request of the Party, each Party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 6.1.

Section 6.2 Indemnification by Crane NXT. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement or any Ancillary Agreement, and subject to Section 6.12, from and after the Distribution, Crane NXT, Co. will indemnify, defend, hold harmless, release and discharge Crane Company and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Crane Company Indemnified Parties”), from and against any and all Indemnifiable Losses actually suffered or incurred by the Crane Company Indemnified Parties relating to, arising out of or resulting from any of the following items, regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication), to the fullest extent permitted by applicable Law:

(a) the failure of any member of the Crane NXT Group or any other Person to pay, perform or otherwise promptly discharge any Crane NXT Liability in accordance with its terms, whether arising prior to, on or after the Distribution;

(b) any Crane NXT Liability; and

(c) any breach by any member of the Crane NXT Group of this Agreement or, subject to Section 6.12 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.

Section 6.3 Indemnification by Crane Company. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement, and subject to Section 6.12, from and after the Distribution, Crane Company shall indemnify, defend, hold harmless, release and discharge Crane NXT, Co. and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Crane NXT Indemnified Parties” and, together with the Crane Company Indemnified Parties, the “Indemnified Parties”), from and against any and all Indemnifiable Losses actually suffered or incurred by the Crane NXT Indemnified Parties relating to, arising out of or resulting from any of the following items, regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication), to the fullest extent permitted by applicable Law:

(a) the failure of any member of the Crane Company Group or any other Person to pay, perform or otherwise promptly discharge any Crane Company Liability in accordance with its terms, whether arising prior to, on or after the Distribution;

(b) any Crane Company Liability; and

(c) any breach by any member of the Crane Company Group of this Agreement or, subject to Section 6.12 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.

Section 6.4 Third-Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the Crane NXT Group or the Crane Company Group, as the case may be, of any claim, or of the commencement by any such Person of any Proceedings, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.2 or Section 6.3, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnified Party shall give such Indemnifying Party written notice thereof within thirty (30) days after such Indemnified Party received notice or otherwise learned of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including, if known, the amount of the loss or Liability claimed or asserted by such third party for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.4(a) shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.

(b) An Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice who is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim to the extent such Third-Party Claim (x) is a Proceeding by a Governmental Authority, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnified Party. In the event of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to the Third-Party Claim, the Indemnified Party shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel reasonably acceptable to the Indemnifying Party as required by the applicable rules of professional conduct with respect to such matter. If the Indemnifying Party elects to undertake any such defense at its own expense, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 6.4(b), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party; provided, however, that the Indemnifying Party may at any time thereafter assume the defense of such Third-Party Claim upon notice to the Indemnified Party (but the reasonable cost and expense incurred by the Indemnified Party in defending such Third-Party Claim until such date as the Indemnifying Party shall assume the defense of such Third-Party Claim shall be paid by the Indemnifying Party).

(d) The Indemnified Party may not settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e) The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 6.4(b) or Section 6.4(c) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article VI shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third-Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) completely and unconditionally releases the Indemnified Party in connection with such matter, (B) consists solely of monetary consideration borne by a Person other than the Indemnified Party and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.

(f) In the event of Proceedings in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant, if at all practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Proceedings as set forth in this Article VI.

(g) With respect to any Third-Party Claim that implicates both the Crane Company Group and the Crane NXT Group in a material fashion due to the allocation of Liabilities or potential impact on the operation of the P&M Technologies Business or Other Businesses, as applicable, responsibilities for management of defense, and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to separately but cooperatively manage such Third-Party Claims (in a manner that will preserve for the relevant members of the Crane Company Group and the Crane NXT Group the attorney-client privilege, joint defense or other privilege with respect thereto). The Parties shall, as appropriate, cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Third-Party Claims such that the appropriate member of each Party or Group is party thereto. The Parties shall reasonably cooperate and consult with each other, and to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any such Third-Party Claim.

Notwithstanding anything to the contrary herein, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties unless otherwise agreed by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any such Third-Party Claim; provided that the Parties shall bear their own discovery costs and shall share equally joint litigation costs. In any such Third-Party Claim, each Party may pursue separate defenses, claims, counterclaims or settlements to those claims relating to its respective Business; provided that each Party shall in good faith make reasonable commercial efforts to avoid adverse effects on the other Party.

Section 6.5 Direct Claims. An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third-Party Claim, which shall be governed by Section 6.4) within thirty (30) days of such determination, stating the claimed or asserted amount of the Indemnifiable Loss and method of computation thereof, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises. Notwithstanding the foregoing, the failure of any Indemnified Party to provide notice as provided in this Section 6.5 shall not relieve the Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.

Section 6.6 Indemnification Payments. Indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss is incurred.

Section 6.7 Survival of Indemnities. The rights and obligations of each of Crane NXT, Co. and Crane Company and their respective Indemnified Parties under this Article VI shall survive (i) the sale or other transfer by any Group of any of its Assets or Businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

Section 6.8 Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Contribution.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of any indemnifiable Liability. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnified Party shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnified Party need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnified Party in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.8(c), contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnified Party as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Crane Company and each other member of the Crane Company Group, on the one hand, and Crane NXT, Co. and each other member of the Crane NXT Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss.

Section 6.9 Limitation of Liability; Mitigation.

(a) No Party may obtain duplicative indemnification or other recovery for Indemnifiable Losses and recoveries under one or more provisions of this Agreement or any Ancillary Agreement or under any other Contract.

(b) Each Indemnified Party shall use its respective commercially reasonable efforts to pursue all legal rights and remedies available to mitigate and minimize any Indemnifiable Losses in respect of which such Indemnified Party is entitled to recover from an Indemnifying Party pursuant to this Article VI promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Indemnifiable Losses.

Section 6.10 Remedies Cumulative. The remedies provided in this Article VI or elsewhere in this Agreement shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies provided for in this Agreement against any Indemnifying Party; provided, however, that the procedures set forth in this Article VI shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 6.11 Consequential Damages. EXCEPT AS MAY BE AWARDED TO A THIRD PARTY IN CONNECTION WITH ANY THIRD-PARTY CLAIM THAT IS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS IN THIS ARTICLE VI, IN NO EVENT SHALL CRANE NXT, CO., CRANE COMPANY OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, REPUTATIONAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, AND IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE OR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR SIMILAR FINANCIAL MEASURE, EVEN IF UNDER APPLICABLE LAW SUCH LOST PROFITS, OPPORTUNITY COSTS, DIMINUTION IN VALUE OR DAMAGES WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.

Section 6.12 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary (but subject to Section 6.9(a)), to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any Crane NXT Liability, Crane NXT Asset, Crane Company Liability or Crane Company Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such Crane NXT Liability, Crane NXT Asset, Crane Company Liability or Crane Company Asset, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such Crane NXT Asset, Crane NXT Liability, Crane Company Asset or Crane Company Liability, or any such other specific matter.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1 Provision of Corporate Records. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of Article VI will govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified, privileged or Confidential Information and subject further to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII:

(a) After the Effective Time, upon the prior written request of Crane Company for specific and identified Information which relates to (i) any member of the Crane Company Group or the conduct of the Other Businesses (including Crane Company Assets and Crane Company Liabilities), as the case may be, up to the Effective Time, or (ii) any Ancillary Agreement, Crane NXT, Co. shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Crane Company has a reasonable need for such originals) in the possession or control of Crane NXT, Co. or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of a member of the Crane Company Group.

(b) After the Effective Time, upon the prior written request of Crane NXT, Co. for specific and identified Information which relates to (i) any member of the Crane NXT Group or the conduct of the P&M Technologies Business (including Crane NXT Assets and Crane NXT Liabilities), as the case may be, up to the Effective Time, or (ii) any Ancillary Agreement, Crane Company shall provide, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if Crane NXT, Co. has a reasonable need for such originals) in the possession or control of Crane Company or any of its Affiliates, but only to the extent such items so relate and are not already in the possession or control of a member of the Crane NXT Group.

Section 7.2 Access to Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of Article VI will govern) and without limiting the applicable provisions of Article VI, and subject to any restrictions or limitations contained in Section 5.2 or elsewhere in this Article VII, from and after the Effective Time, each of Crane NXT, Co. and Crane Company shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate notice and restrictions for classified, privileged or confidential Information and to the requirements of any applicable Law, to the personnel, properties and Information of such Party and its Subsidiaries insofar as such access is reasonably required by the other Party, and only for the duration such access is required, and relates to (a) such other Party or the conduct of its Business prior to the Effective Time or (b) any Ancillary Agreement; provided, however, that, in the event that a Party determines that any such access or the provision of any such Information (including Information requested under Section 5.2 or Section 7.1) would be commercially detrimental in any material respect, violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, the Parties shall take all reasonable measures (and, to the extent applicable, shall use commercially reasonable efforts to obtain the Consent from any Third Party required to make such disclosure without violating a Contract with a Third Party) to permit compliance with such Information request in a manner that avoids any such harm, violation or consequence. Each of Crane NXT, Co. and Crane Company shall require that their respective officers, directors, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other Information provided pursuant to Section 5.2 or this Article VII of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.

Section 7.3 Witness Services. At all times from and after the Effective Time, each of Crane NXT, Co. and Crane Company shall use commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants and agents (taking into account the business demands of such individuals) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved (except for claims, demands or Proceedings in which one or more members of one Group is adverse to one or more members of the other Group) and (b) there is no conflict in the Proceeding between the requesting Party and the other Party.

Section 7.4 Cooperation. At all times from and after the Effective Time, except for any Proceeding (or any threatened Proceeding) in which one or more members of one Group is adverse to one or more members of the other Group, or in which there is otherwise a conflict between one or more members of one Group and one or more members of the other Group (each of which shall be governed by such discovery rules as may be applicable thereto), each of Crane NXT, Co. and Crane Company shall cooperate and consult in good faith as reasonably requested in writing by the other Party with respect to the prosecution or defense of any Proceeding (or any audit or any other legal requirement) in which the requesting Party may from time to time be involved, regardless of whether relating to events that took place prior to, on or after the date of the Distribution or whether relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or otherwise. Notwithstanding the foregoing, this Section 7.4 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its Business. The requesting Party agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, incurred in connection with a request under this Section 7.4.

Section 7.5 Confidentiality.

(a) From and after the Effective Time until the date that is five (5) years after the Effective Time, the Parties shall hold, and shall cause each of their respective Subsidiaries to hold, and shall each cause their respective officers, directors, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party (and the members of its respective Group and its Business); provided, however, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have an actual need to know such Confidential Information for auditing and other non-commercial purposes and are informed of their obligation to hold such Confidential Information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Subsidiaries are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or (iii) as necessary in order to permit a Party to prepare and disclose its financial statements or other required disclosures; provided, further, that each Party (and members of its Group, as necessary) may use, or may permit use of, Confidential Information of the other Party in connection with such first Party performing its obligations, or exercising its rights, under this Agreement or any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, (x) each Party, as applicable, shall promptly notify the other Party of the existence of such request or demand and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining and (y) in the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such portion of such Confidential Information.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their respective obligations hereunder with respect to Confidential Information if they exercise at least the same degree of care that Crane NXT, Co. exercises and applies to its confidential and proprietary Information of a similar nature pursuant to Crane NXT, Co.’s policies and procedures in effect as of the Effective Time and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party in the possession of and used by any other Party as of the Effective Time may continue to be used by such Party in possession of the Confidential Information in and only in (and only to the extent reasonably necessary to) the operation of the Other Businesses (in the case of the Crane Company Group) or the P&M Technologies Business (in the case of the Crane NXT Group); provided, however, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence in accordance with, and not disclosed in violation of, Section 7.5(a).

(c) Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Parties prior to the Effective Time. Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary Information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any Contracts entered into prior to the Effective Time between one or more members of the such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

(d) Upon the written request of a Party, the other Party shall take commercially reasonable actions to promptly (i) deliver to such requesting Party all original Confidential Information (whether written or electronic) concerning such requesting Party and/or its Subsidiaries, and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom); provided, however, that the receiving Party may retain an archival copy of the Confidential Information to the extent necessary to comply with applicable Law or such Party’s retention or archival policies. Upon the written request of such requesting Party, the other Party shall cause one of its duly authorized officers to certify in writing to such requesting Party that the requirements of the preceding sentence have been satisfied in full.

Section 7.6 Privileged Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services (including services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel) that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Crane NXT Group and the

Crane Company Group, and that each of the members of the Crane NXT Group and the Crane Company Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges which may be asserted under applicable Law; provided, however, that members of the Crane Company Group shall not be deemed the client with respect to pre-Distribution services that relate solely to the P&M Technologies Business and members of the Crane Company Group may not assert privilege with respect to pre-Distribution services that relate solely to the P&M Technologies Business.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Effective Time which will be rendered solely for the benefit of Crane NXT, Co. or Crane Company or their successors or assigns, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) Crane NXT, Co. shall own and be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the P&M Technologies Business, whether or not the privileged information is in the possession of or under the control of Crane NXT, Co. or Crane Company. Crane NXT, Co. shall also own and be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Crane NXT Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Crane NXT, Co., whether or not the privileged information is in the possession of or under the control of Crane NXT, Co. or Crane Company or their successors or assigns; and

(ii) Crane Company shall own and be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to any of the Other Businesses, whether or not the privileged information is in the possession of or under the control of Crane NXT, Co. or Crane Company or their successors or assigns. Crane Company shall also own and be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Crane Company Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Crane Company, whether or not the privileged information is in the possession of or under the control of Crane NXT, Co. or Crane Company or their successors or assigns.

(c) The Parties agree that they shall have a shared privilege, subject to the restrictions in this Section 7.6, with respect to all privileges not allocated pursuant to the terms of Section 7.6(a) or Section 7.6(b) and all privileges relating to any Proceedings or other matters which involve both Crane NXT, Co. and Crane Company (or one or more members of their respective Groups) in respect of which both Parties retain any responsibility or Liability under this Agreement.

(d) No Party may waive any privilege which may be asserted under any applicable Law or disclose to any Third Party any privileged communications that could be withheld under any applicable Law, and in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(e) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate and shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party.

(f) Upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, consultants, agents or employees have received any subpoena, discovery or other requests which arguably calls for the production or disclosure of such privileged information, such Party shall promptly notify the other Party or Parties of the existence of the request and shall provide the other Party or Parties a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 7.6 or otherwise to prevent the production or disclosure of such privileged information.

(g) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Crane NXT, Co. and Crane Company, as set forth in Section 7.5 and this Section 7.6, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to Information being granted pursuant to Section 7.1 and Section 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.6, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.7 Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII or Section 5.2 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.8 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information, or privileged matter with respect thereto, set forth in any Ancillary Agreement.

Section 7.9 Compensation for Providing Information. A Party requesting Information pursuant to this Article VII agrees to reimburse the providing Party for the reasonable out-of-pocket expenses, if any, of gathering, copying and otherwise complying with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information); provided, however, that each Party shall be responsible for its own attorneys’ fees and expenses incurred in connection therewith.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation.

(a) In the event of a controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance, nonperformance, validity, negotiation. termination or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VIII) or otherwise arising out of, or in any way related to, this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any claim based on Contract, tort, Law or constitution (collectively, an “Agreement Dispute”), between the Parties, a Party must provide written notice to the other Party of such Agreement Dispute (“Dispute Notice”). Within thirty (30) days of receipt by a Party of a Dispute Notice, the receiving Party shall submit to the other Party a written response. The Dispute Notice and the response shall each include a statement of the Party’s position, a general summary of the arguments (including relevant facts and circumstances) supporting that position, the name and title of the Party’s representatives who will represent the Party and any other person(s) in negotiation of the Agreement Dispute. The Parties agree to negotiate in good faith to resolve any noticed Agreement Dispute within thirty (30) days from the time of receipt of the response to the Dispute Notice, which thirty (30) day period may be extended by mutual written agreement of the Parties.

(b) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in the event of any Agreement Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 8.1, (i) the relevant Parties shall not assert the defenses of statute of limitations and laches with respect to the period beginning after the date of receipt of a compliant Dispute Notice and ending upon the termination of the mediation period in accordance with Section 8.2 (the “Tolling Period”), and (ii) any statute of limitation, contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall be tolled during the Tolling Period following submission of a compliant Dispute Notice. All offers to compromise made in the course of any negotiations, conferences and discussions in connection with efforts to settle an Agreement Dispute shall not be offered or received as evidence or used for impeachment or for any other purpose in any litigation or other proceeding, but shall be considered as to have been said, disclosed or produced for settlement purposes only.

Section 8.2 Mediation. In the event any Agreement Dispute is not resolved by the end of the good faith negotiation period pursuant to Section 8.1, the Party that delivered the Dispute Notice shall initiate non-binding mediation by providing written notice to the other Party (a “Mediation Notice”) within five (5) days following expiration of the deadlines set forth in Section 8.1. The applicable Agreement Dispute shall be submitted within five (5) days following such receipt of such Mediation Notice for non-binding mediation conducted in accordance with the then current American Arbitration Association (“AAA”) Mediation Procedure, except as modified herein. The mediation shall be held in Stamford, Connecticut. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Notice to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days of receipt by a party of a Mediation Notice, then a Party may request (on written notice to the other Party), that AAA appoint a mediator in accordance with the AAA Mediation Procedure. All mediation pursuant to this Section 8.2 shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings or disclosed to any Third Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other Party a reasonable opportunity to protect its interests.

Section 8.3 Arbitration. Any Agreement Dispute that has not been resolved for any reason within sixty (60) days of the appointment of a mediator in accordance with Section 8.2, or within ninety (90) days after receipt by a Party of a Mediation Notice (whichever occurs sooner), then the Tolling Period shall automatically cease and, at the request of any relevant Party, shall be referred exclusively to binding arbitration. All Agreement Disputes shall be exclusively and finally determined by arbitration (by an arbitral tribunal as provided for in Section 8.4) administered by the AAA and in accordance with its Commercial Arbitration Rules then currently in effect, except as modified herein (the “Rules”). The seat of the arbitration shall be Stamford, Connecticut.

Section 8.4 Selection of Arbitrators. There shall be (A) a sole arbitrator if the amounts in dispute, inclusive of all claims and counterclaims, total less than $10,000,000 (ten million) or (B) a panel of three arbitrators if the amounts in dispute, inclusive of all claims and counterclaims, total $10,000,000 (ten million) or more. The panel of three arbitrators shall be chosen as follows: each Party shall appoint an arbitrator within twenty (20) days of a Party’s receipt of a Party’s demand for arbitration. The two Party-appointed arbitrators shall have twenty (20) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the Parties shall be appointed by the AAA in the manner provided in the Rules. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall promptly appoint a successor. In the event that an arbitrator is objected to, the AAA shall decide whether such objection is valid and whether the challenged arbitrator shall be removed. Any controversy concerning the jurisdiction of the arbitrators, whether the subject matter of an Agreement Dispute is suitable for resolution by arbitration, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VIII shall be determined by the arbitrators. If the arbitration shall be before a sole arbitrator, the sole arbitrator, who shall be independent, shall be appointed by agreement of the parties. If the parties cannot agree on a sole independent arbitrator, then upon written application by either party, the sole arbitrator shall be appointed pursuant to the Rules.

Section 8.5 Arbitration Procedures. Any hearing to be conducted shall be held within 180 days following appointment of the arbitrators or as soon thereafter as practicable. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with the terms of this Article VIII and any award made in any arbitration proceedings pursuant hereto, and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction. The arbitration, and all prior, subsequent or concurrent judicial proceedings related thereto and permitted herein, shall be conducted pursuant to the Federal Arbitration Act, found at Title 9 of the U.S. Code.

Section 8.6 Discovery. Absent good cause shown in the sole discretion of the arbitrators, there shall be no more than three depositions per Party of no more than eight (8) hours each. Each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of a claim or defense or which are relevant to the issues raised in the Agreement Dispute. All discovery, if any, shall be completed within ninety (90) days following the appointment of the arbitrators or as soon thereafter as practicable in accordance with a schedule to be set by the arbitrators.

Section 8.7 Confidentiality of Proceedings. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or any award by the arbitrators; provided, however, that such matters or awards may be disclosed (i) solely to the extent reasonably necessary in any proceeding brought to enforce this Agreement to arbitrate or any arbitral award or for entry of a judgment upon the award, (ii) to the extent otherwise required by Law or regulatory authority, (iii) to the extent that disclosure is required for insurance or auditing purposes and (iv) to the relevant Party’s agents, advisors, attorneys, accountants, counsel or consultants who need to know such information and who have been made aware of the confidential nature of such matters and awards and have agreed to be keep them confidential.

Section 8.8 Pre-Hearing Procedure and Disposition. (a) Nothing contained herein is intended to or shall be construed to prevent any Party, from applying to any court of competent jurisdiction, consistent with Section 10.19 hereof, for any pre-arbitral injunctive, pre-arbitral attachment or other similar equitable relief in aid of arbitration proceedings in connection with the subject matter of any Agreement Dispute, including to compel a party to arbitrate any Agreement Dispute, to prevent irreparable harm prior to the appointment of the arbitral tribunal or to require witnesses to comply with subpoenas issued by the arbitrator(s). In any such action, each of the Parties irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided that, if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such action may be brought exclusively in any federal court located in the State of Delaware or any other Delaware state court (the “Delaware Courts”); (b) waives any objection, including based on forum non conveniens or otherwise, which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Courts; and (c) waives and agrees not to plead, assert or claim that any such Delaware Court lacks jurisdiction over any Party hereto in any such action or proceeding. Each Party further agrees that any Party may make service on the other

Party by delivering notice or a copy of the process by United States registered mail to such other Party’s address set forth in Section 10.6 shall be effective as to the contents of such notice or document. Nothing in this Section 8.8 however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. For the avoidance of doubt, nothing herein shall prevent a Party from seeking such pre-arbitral injunctive or equitable relief contemplated by this Section 8.8 prior to the conclusion of the periods for good faith negotiation and mediation set forth in this Article VIII or otherwise if necessary to prevent irreparable harm.

(b) Without prejudice to such equitable remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The Parties agree to accept and honor any orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such interim order or remedy may be enforced, as necessary, in any court of competent jurisdiction.

Section 8.9 Continuity of Service and Performance. During the course of resolving an Agreement Dispute pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not the subject of the Agreement Dispute in arbitration.

Section 8.10 Awards. The arbitrator(s) shall make an award and issue a reasoned opinion in writing setting forth the basis for such award within thirty (30) days following the close of the hearing on the merits, or a soon thereafter as practicable. The arbitrator(s) shall be entitled to award any remedy in such proceedings that is permitted under this Agreement and applicable Law, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to exemplary, punitive, multiple or similar damages in excess of compensatory damages, attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or as necessary to indemnify a Party for a Third-Party Claim and the arbitrator(s) are not empowered to and shall not award such damages. Any final award must provide that the party against whom an award is issued shall comply with the order within a specified period of time, not to exceed thirty (30) days.

Section 8.11 Costs. If any Party attempts, unsuccessfully, to prevent an Agreement Dispute from being arbitrated such Party shall reimburse the prevailing party for all costs incurred in compelling arbitration, including reasonable attorneys’ fees. Except as otherwise may be provided in any Ancillary Agreement, the costs of arbitration pursuant to this Article VIII, including reasonable attorneys’ fees, shall be borne by the non-prevailing Party as determined by the arbitrator(s).

Section 8.12 Adherence to Time Limits. In accepting appointment, each of the arbitrators shall commit that his or her schedule permits him or her to devote the reasonably necessary time and attention to the arbitration proceedings and to resolving the Agreement Dispute within the time periods set by this Agreement and by the Rules. Any time limits set out in this Article VIII or in the Rules may be modified upon written agreement of the Parties and the arbitrators or by order of the arbitrators for good cause shown. Any failure of the arbitrators to comply with such time limits or to render a final award within the time specified shall not impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

ARTICLE IX

INSURANCE

Section 9.1 General Liability Policies. Each of Crane Company (on its own behalf and on behalf of each other member of the Crane Company Group) and Crane NXT, Co. (on its own behalf and on behalf of each other member of the Crane NXT Group) covenants and agrees that it will procure and maintain, at its sole cost and expense, for a period of no less than five (5) years from the Effective Time, annual occurrence-based general liability insurance policies issued by insurers with an A.M. Best Company financial strength rating of “A-” or better (such policies maintained by Crane Company, the “Crane Company GL Policies”, and such policies maintained by Crane NXT, Co., the “Crane NXT GL Policies”, and collectively, the “GL Policies”). The GL Policies shall provide coverage that is appropriate for the risks insured and shall contain terms and conditions that are similar to the (i) Crane NXT, Co.’s primary, umbrella and excess general liability policies in place as of the Effective Time, in the case of the Crane Company GL Policies; and (ii) Crane Company’s primary, umbrella and excess general liability policies in place as of the Effective Time, in the case of the Crane NXT GL Policies.

Section 9.2 Policies and Allocation of Related Rights and Obligations. Crane Company acknowledges and agrees (on its own behalf and on behalf of each other member of the Crane Company Group) that (i) neither Crane Company nor any other member of the Crane Company Group has any rights to or under any insurance policy issued to Crane NXT, Co. after the Effective Time, except as expressly provided in this Article IX and (ii) nothing in this Article IX shall be deemed to constitute (or to reflect) an assignment of any rights to or under any Third-Party Shared Policy.

Section 9.3 D&O “Tail” Insurance. Crane Holdings, Co. agrees and covenants (on its own behalf and on behalf of each other member of the Crane NXT Group) that prior to the Effective Time it will purchase a six (6) year “tail” prepaid directors’ and officers’ liability and fiduciary liability insurance for the Crane NXT Group, the Crane Company Group and their respective current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by Crane Holdings, Co., effective as of the Effective Time, providing, for a period of six (6) years after the Effective Time, coverage with commercially reasonable terms and limits. Crane NXT, Co. shall maintain such “tail” insurance in full force and effect, and continue to honor the obligations thereunder.

Section 9.4 Third-Party Shared Policies.

(a) With respect to Third-Party Shared Policies for claims that arise out of insured events, including an accident, illness, disease, occurrence or offense, taking place in whole and/or in part prior to the Effective Time, to the extent reasonably possible, Crane NXT, Co. will, or will cause the members of the Crane NXT Group that are insured thereunder and applicable insurance companies to (i) continue to provide Crane Company and any other member of the Crane Company Group with access to and coverage under the applicable Third-Party Shared Policies, and (ii) reasonably cooperate with Crane Company and take commercially reasonable actions as may be necessary or advisable to assist Crane Company in submitting such claims under the applicable Third-Party Shared Policies; provided, however, that Crane Company shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to such claims, and neither Crane NXT, Co., any member of the Crane NXT Group, nor the insurance company shall be required to maintain such Third-Party Shared Policies beyond their current terms. For the avoidance of doubt, for any portion of an insured event taking place after the Effective Time, no payment for any damages, costs of defense or other sums with respect to such claim shall be available to Crane Company under such Third-Party Shared Policies.

(b) With respect to all Third-Party Shared Policies, Crane Company agrees and covenants (on behalf of itself and each other member of the Crane Company Group, and each other Affiliate of Crane Company) not to make any claim or assert any rights against Crane NXT, Co. and any other member of the Crane NXT Group, or the unaffiliated Third-Party insurers of such Third-Party Shared Policies, except as expressly provided under this Section 9.4.

Section 9.5 Administration of Claims; Other Matters.

(a) Administration. With respect to (1) all claims under any Crane NXT, Co. insurance policies existing prior to the Effective Time and relating to the Other Businesses; and (2) claims under any Third-Party Shared Policies, from and after the Effective Time, Crane Company or a member of the Crane Company Group shall be responsible for the Insurance Administration and Claims Administration of such claims; provided, however, that the retention of such administrative responsibilities by Crane Company or a member of the Crane Company Group is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Third-Party Shared Policies as contemplated by the terms of this Agreement; provided, further, that the retention of such administrative responsibilities by Crane Company or a member of the Crane Company Group shall not relieve the Person submitting any Insured Claim of the responsibility for reporting such Insured Claim accurately, completely and in a timely manner. At its discretion, and in accordance with the terms of the Third-Party Shared Policies, Crane Company may discharge its administrative responsibilities with respect to such Third-Party Shared Policies by contracting for the provision of administrative services to any unaffiliated Person, including, after the Effective Time, Crane NXT, Co. or any of its Affiliates. Crane Company will use its commercially reasonable efforts to notify the appropriate member of the Crane NXT Group of any such discharge. Crane NXT, Co. shall reimburse Crane Company for any costs incurred by Crane Company related to Insurance Administration and Claims Administration to the extent such costs (which include defense, out-of-pocket expenses and direct and indirect costs of employees or agents of Crane Company providing the administrative services) are (i) not covered or paid under the Third-Party Shared Policies, including as a result of any deductible or self-insured retention under the Third-Party Shared Policies, and (ii) related to Crane NXT Liabilities. Crane Company or any member of the Crane Company Group shall not settle any Insured Claim of Crane NXT, Co. or any member of Crane NXT Group under the Third-Party Shared Policies without first obtaining the written approval of Crane NXT, Co. or such member of Crane NXT Group. Such approval shall not be unreasonably withheld, conditioned or delayed.

(b) Access To Policy Limits.

(i) Where Crane Company Liabilities are specifically covered under a Third-Party Shared Policy for periods prior to the Effective Time, or where such Third-Party Shared Policy covers claims made after the Effective Time with respect to an insured event taking place prior to the Effective Time, then from and after the Effective Time, Crane Company may claim coverage for Insured Claims under such Third-Party Shared Policy as and to the extent that such insurance is available up to the full extent of the available applicable limits of such Third-Party Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 9.5(d)), subject to the terms of this Section 9.5.

(ii) Where Crane NXT Liabilities are specifically covered under a Third-Party Shared Policy for periods prior to the Effective Time, or where such Third-Party Shared Policy covers claims made after the Effective Time with respect to an insured event taking place prior to the Effective Time, then from and after the Effective Time, Crane NXT, Co. may claim coverage for Insured Claims under such Third-Party Shared Policy as and to the extent that such insurance is available up to the full extent of the available applicable limits of such Third-Party Shared Policy (and may receive any Insurance Proceeds with respect thereto as contemplated by Section 9.5(d)), subject to the terms of this Section 9.5.

(c) Claims Not Reimbursed. Except as set forth in this Section 9.5, Crane NXT, Co. and Crane Company shall not be liable to one another (nor shall any member of the Crane NXT Group be liable to any member of the Crane Company Group) for claims, or portions of claims, not reimbursed by insurers under any Third-Party Shared Policy for any reason, including co-insurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), Third-Party Shared Policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by Crane NXT, Co. or Crane Company (or any of the members of their respective Groups), or any defect in such claim or its processing. The liability of Crane NXT, Co. and Crane Company to one another for such claims is expressly limited to the amount of Insurance Proceeds received with respect to such claims and allocated to the respective Parties in accordance with Section 9.5(d) and Section 9.5(e). It is expressly understood that the foregoing provisions in this Section 9.5(c) shall not limit any Party’s liability to any other Party for indemnification pursuant to Article VI.

(d) Allocation of Insurance Proceeds. Insurance Proceeds received with respect to claims, costs and expenses under the Third-Party Shared Policies shall be paid to or on behalf of Crane NXT, Co. under the relevant Third-Party Shared Policy, and Crane NXT, Co. shall thereafter administer the Third-Party Shared Policies, as appropriate, by retaining the Insurance Proceeds with respect to Crane NXT Liabilities, and by paying the Insurance Proceeds to Crane Company with respect to Crane Company Liabilities. In the event that the aggregate limits on any Third-Party Shared Policies are exceeded by the aggregate of outstanding Insured Claims by the Parties or members of their respective Groups, the Parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which would have been covered under such Third-Party Shared Policy without regard to the limits of such Third-Party Shared Policy, and any Party who has received Insurance Proceeds in excess of such Party’s respective percentage of Insurance Proceeds shall pay to the other Party the appropriate amount so that each Party will have received its respective percentage of Insurance Proceeds pursuant hereto. Each of the Parties agrees to use commercially reasonable efforts to maximize available coverage under those Third-Party Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all responsible third parties, other than the Crane NXT Indemnified Parties and the Crane Company Indemnified Parties, in respect of an Insured Claim to the extent coverage limits under a Third-Party Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim; provided, however, that any allocation of Insurance Proceeds shall be made net of any recovery, whenever obtained, from such other responsible third parties.

(e) Allocation of Self-Insured Retentions and Deductibles. In the event that the Parties or members of their respective Groups have bona fide claims under any Third-Party Shared Policy arising from the same occurrence and for which a self-insured retention or deductible, as applicable, is payable, the Parties agree that the aggregate amount of the self-insured retention or deductible, as applicable, paid shall be borne by the Parties in the same proportion which the Insurance Proceeds received by each such Party bears to the total Insurance Proceeds received under the applicable Third-Party Shared Policy pursuant to Section 9.5(d), and any Party who has paid more than such allocable share of the self-insured retention or deductible, as applicable, shall be entitled to receive from the other Party an appropriate amount so that each Party has borne its allocable share of the self-insured retention or deductible, as applicable, pursuant hereto.

Section 9.6 Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one of the Parties exist relating to the same events or related events, to the extent reasonably possible, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article IX shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by any Ancillary Agreement, by operation of Law or otherwise.

Section 9.7 Cooperation. The Parties agree to use (and cause the members in their respective Groups to use) their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Article IX, including with respect to the provision of notice and the pursuit of coverage under the Crane NXT GL Policies and the Crane Company GL Policies.

Section 9.8 Miscellaneous. Nothing in this Agreement shall be deemed to restrict Crane Company or Crane NXT, Co., or any members of their respective Groups, from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period. Except as otherwise provided in this Agreement, from and after the Effective Time, Crane Company and Crane NXT, Co. shall be responsible for obtaining and maintaining their respective insurance programs for their respective risk of loss and such insurance arrangements shall be separate programs apart from each other, and each of Crane Company and Crane NXT, Co. shall be responsible for all aspects of its own such insurance program. Notwithstanding Section 9.1, Crane Company acknowledges and agrees (on its own behalf and on behalf of each other member of the Crane Company Group) that Crane Holdings, Co. has provided to Crane Company prior to the Effective Time all information necessary for Crane Company or the appropriate member of the Crane Company Group to obtain such insurance policies and insurance programs as Crane Company or the appropriate member of the Crane Company Group, in its sole judgment and discretion, deems necessary to cover any and all risk of loss related to the Other Businesses.

ARTICLE X

MISCELLANEOUS

Section 10.1 Complete Agreement. This Agreement, including the Exhibits and Schedules attached hereto, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control; provided, however, that in relation to (a) any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement and any other Ancillary Agreement, (b) any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement, (c) the provision of support and other services after the Effective Time by the Crane Company Group to the Crane NXT Group, and vice versa, the Transition Services Agreement shall prevail over this Agreement or any other Ancillary Agreement and (d) any matters governed by the Intellectual Property Matters Agreement, the Intellectual Property Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.), Crane Company or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements.

Section 10.2 Ancillary Agreements. Notwithstanding anything to the contrary contained in this Agreement, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements (excluding the Transfer Documents).

Section 10.3 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile, by email in portable document format (.pdf) or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

Section 10.4 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 10.5 Costs and Expenses; Payment.

(a) Except as expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, Crane Holdings, Co. (and, after the Effective Time, Crane NXT, Co.) shall bear all direct and indirect costs and expenses of any member of the Crane Company Group or Crane NXT Group incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Distribution, each Party shall bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable.

(b) With respect to any expenses incurred pursuant to a request for further assurances granted under Section 2.9, the Parties agree that any and all fees, costs and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third-Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party; notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel). With respect to any fees, costs and expenses incurred by either Party in satisfying its obligations under Section 5.2, the requesting Party shall be responsible for the other Party’s fees, costs and expenses; notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries and benefits of personnel).

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by electronic email with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):

If to Crane Holdings, Co., prior to the Distribution, or Crane NXT, Co., after the Distribution:

Crane Holdings, Co. (prior to the Distribution) or Crane NXT, Co. (after the Distribution)

[300 First Stamford Place

Stamford, CT 06902]

Attn: General Counsel

Email: [•]

If to Crane Company:

Crane Company

[100 First Stamford Place

Stamford, CT 06902]

Attn: General Counsel

Email: adiorio@craneco.com

Section 10.7 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.8 Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.9 No Assignment; Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit, of the Parties and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party, which such Party may withhold in its absolute discretion, except that (a) each Party may assign any or all of its rights and interests hereunder to an Affiliate thereof and (b) each Party may assign any of its obligations hereunder to an Affiliate thereof; provided, however, that such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to by the non-assigning Party, and any attempt to do so shall be ineffective and void ab initio. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Termination. Notwithstanding anything to the contrary herein, this Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Crane Holdings, Co., without the approval of Crane Company or the stockholders of Crane Holdings, Co. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 10.11 Payment Terms. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to any other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within twenty (20) Business Days after presentation of an undisputed invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

Section 10.12 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.13 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Effective Time. This Agreement is being entered into by Crane Holdings, Co. and Crane Company on behalf of themselves and the members of their respective Groups (the Crane NXT Group and the Crane Company Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes an Affiliate of such Party on and after the Effective Time. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 10.14 Third-Party Beneficiaries. Except (a) as provided in Article VI relating to Indemnified Parties and (b) as may specifically be provided in any Ancillary Agreement, this Agreement is solely for the benefit of each Party and its respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

Section 10.15 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16 Exhibits and Schedules. The Exhibits and Schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Crane NXT Group or the Crane Company Group or any of their respective Affiliates to any Third Party, nor, with respect to any third party, an admission against the interests of any member of the Crane NXT Group or the Crane Company Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities between the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 10.17 Public Announcements. From and after the Effective Time, Crane NXT, Co. and Crane Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including the NYSE) or national securities quotation system or (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document or Pre-Separation Disclosure.

Section 10.18 Governing Law. This Agreement, and all actions, causes of action or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be related to, arising out of or resulting from this Agreement, or the negotiation, execution or performance of this Agreement (including any action, cause of action or claim of any kind related to, arising out of or resulting from any representation or warranty made in, in connection with or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, irrespective of the choice of Laws principles of the State of Delaware, including, without limitation, Delaware laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 10.19 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms, and monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration or court proceeding in accordance with Article VIII hereof without proof of actual damages. Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other Party hereto has an adequate remedy at law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.20 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING IN WHICH ANY CLAIM OR COUNTERCLAIM (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT, OR OTHERWISE) ASSERTED RELATED TO, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE COURSE OF DEALING OR RELATIONSHIP BETWEEN THE PARTIES TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, EXECUTION AND PERFORMANCE OF SUCH AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.20.

Section 10.21 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Section 10.22 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.23 Authorization. Each of the Parties hereby represents and warrants that (a) it has the power and authority to execute, deliver and perform this Agreement, (b) this Agreement has been duly authorized by all necessary corporate action on the part of such Party and (c) this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 10.24 No Duplication; No Double Recovery. Nothing in this Agreement or in any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.1, Section 6.2 and Section 6.3).

Section 10.25 Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to between the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement by: (i) Crane Company to Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.) shall be treated for all Tax purposes as a distribution by Crane Company to Crane Holdings, Co. with respect to stock of Crane Company occurring immediately prior to the Distribution; or (ii) Crane Holdings, Co. (or, after the Effective Time, Crane NXT, Co.) to Crane Company shall be treated for all Tax purposes as a tax-free contribution by Crane Holdings, Co. to Crane Company with respect to its stock occurring immediately prior to the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 10.26 Cooperation and General Knowledge Transfer. Except as provided in any Ancillary Agreement, following the Effective Time, each Party shall use commercially reasonable efforts to provide (the “Disclosing Party”) the other Party (the “Receiving Party”) with reasonable access to its employees in order to assist the Receiving Party with general institutional knowledge transfer and to reasonably respond to questions. Except as otherwise provided for in any Ancillary Agreement (including the Transition Services Agreement), such access, cooperation and assistance will be provided as reasonably requested at no cost to the Receiving Party; provided, however, that if a Disclosing Party determines in its sole discretion that the Receiving Party’s requests are unreasonable and/or unduly burdensome, to the level of interfering with the Disclosing Party’s employees primary work duties, then the Disclosing Party may, by written notice, notify the Receiving Party that it intends to charge the Receiving Party for the Disclosing Party’s out-of-pocket expenses related to responding to the unreasonable and overly burdensome request. If the Parties are unable to mutually reach an agreement for the provision of such services to be charged and the amount to be so charged, then the Disclosing Party shall not be required to fulfill or respond to such request. This Section 10.26 is intended to apply to general knowledge regarding the operations and conduct of the P&M Technologies Business and the Other Businesses; provided, however, that, notwithstanding anything to the contrary contained in this Section 10.26, this Section 10.26 is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements and the provision of services to be provided pursuant to such services as covered by such Ancillary Agreement shall be controlled by such Ancillary Agreement.

Section 10.27 No Reliance on Other Party. The Parties represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. Each Party hereto is not relying upon any representations or statements made by the other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. Each Party hereto is not relying upon a legal duty, if one exists, on the part of the other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement or any provision hereof.

[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

CRANE HOLDINGS, CO.

By:
	Name:	[•]
	Title:	[•]

CRANE COMPANY

By:
	Name:	[•]
	Title:	[•]

[Signature Page to Separation and Distribution Agreement]